UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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UNIVERSAL INSURANCE HOLDINGS, INC.
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1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309

(954) 958-1200

April 26, 2024

Dear Fellow Shareholder:

On behalf of your Board of Directors, I am pleased to invite you to attend the Annual Meeting of Shareholders of Universal Insurance Holdings, Inc. The meeting will be held at 9:00 a.m., Eastern Time, on June 13, 2024 at the Boca Raton Resort & Club, 501 E. Camino Real, Boca Raton, Florida.

Enclosed you will find a notice setting forth the matters to be acted on at the meeting, which include:

•	Election of the 12 nominees for director named in the accompanying Proxy Statement;

•	Approval of the Amended and Restated Universal Insurance Holdings, Inc. 2021 Omnibus Incentive Plan;

•	Advisory vote to approve the compensation of our named executive officers;

•	Ratification of the appointment of our independent registered public accounting firm for fiscal year 2024; and

•	Such other business as may properly come before the meeting or any adjournment or postponement thereof.

It is important that your shares be represented and voted at the meeting. We encourage you to submit your proxy over the internet or by telephone in advance of the meeting. If you received your proxy materials by mail, you can also submit your proxy by mail by using the proxy card that was mailed to you. Instructions for these convenient ways to vote are set forth on both the Notice of Internet Availability of Proxy Materials and the proxy card. If you are a beneficial owner of shares held in street name, please follow the instructions to vote provided by your bank, broker or other nominee as indicated on the voting instruction card. Even if you submit your proxy prior to the meeting, you will still be able to attend the meeting and vote your shares in person, as further described in the accompanying Proxy Statement.

Sincerely,

Sean P. Downes
Executive Chairman of the Board

UNIVERSAL INSURANCE HOLDINGS, INC.

1110 West Commercial Boulevard

Fort Lauderdale, Florida 33309

(954) 958-1200

www.universalinsuranceholdings.com

NOTICE OF 2024 ANNUAL MEETING OF SHAREHOLDERS

Proposals of Business
Date and Time Place Record Date

Thursday, June 13, 2024

9:00 a.m., Eastern Time

Boca Raton Resort & Club

501 E. Camino Real

Boca Raton, Florida

Only shareholders of record at the close of business on April 15, 2024 are entitled to receive notice of, and to vote at, the meeting.

◾ Election of twelve director nominees named in the Proxy Statement to our Board of Directors

◾ Approval of the Amended and Restated Universal Insurance Holdings, Inc. 2021 Omnibus Incentive Plan

◾ Advisory vote to approve the compensation of our Named Executive Officers

◾ Ratification of the appointment of Plante & Moran, PLLC as our independent registered public accounting firm for the 2024 fiscal year

◾ Such other business as may properly come before the meeting or any adjournment or postponement thereof

Proxy Voting

Please vote promptly. You can vote your shares in advance of the meeting via the internet, by telephone or, if you received a printed set of the proxy materials, by signing, dating and returning the proxy card in the postage-paid envelope provided. Submitting your proxy now will not prevent you from voting your shares at the meeting, as your proxy is revocable at your option as further described in the Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS

Gary Lloyd Ropiecki,

Secretary and Principal Accounting Officer

Fort Lauderdale, Florida

April 26, 2024

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (“Board”) of Universal Insurance Holdings, Inc., a Delaware corporation (“Company,” “Universal” or “UVE”), of proxies to be voted at the 2024 Annual Meeting of Shareholders (the “Annual Meeting”), to be held at the Boca Raton Resort & Club, 501 E. Camino Real, Boca Raton, Florida, on Thursday, June 13, 2024, at 9:00 a.m., Eastern Time, and at any and all postponements or adjournments thereof, for the proposals of business set forth in the accompanying Notice of 2024 Annual Meeting of Shareholders. This Proxy Statement, Notice of 2024 Annual Meeting of Shareholders, accompanying proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 are available at http://www.proxydocs.com/UVE.

To reduce our costs and decrease the environmental impact of our proxy materials, in lieu of mailing our proxy materials, we will send a Notice of Internet Availability of Proxy Materials (the “Notice”) to certain of our shareholders containing instructions on how to access our proxy materials online. If you receive a Notice, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review the proxy materials online and on how to submit your proxy online. If you received a Notice and would like to receive a copy of our proxy materials, follow the instructions contained in the Notice to request a copy electronically or in paper form. The Notice and printed copies of our proxy materials, as applicable, are being mailed to shareholders on April 26, 2024.

PROXY SUMMARY

 Meeting Agenda and Board Vote Recommendations

Proposal Number	Meeting Agenda Proposal	Board Vote Recommendation	Page Reference

1	Election of 12 director nominees named in this Proxy Statement	FOR EACH NOMINEE	8 – 23

2	Approval of the Amended and Restated Universal Insurance Holdings, Inc. 2021 Omnibus Incentive Plan	FOR	24 – 31

3	Advisory vote to approve the compensation of our Named Executive Officers	FOR	32 – 51

4	Ratification of the appointment of Plante & Moran, PLLC as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2024	FOR	52 – 53

 Company Overview and Business Strategy

Universal is a holding company offering property and casualty insurance and value-added insurance services. We develop, market and underwrite insurance products for consumers predominantly in the personal residential homeowners lines of business and perform substantially all other insurance-related services for our primary insurance entities, including risk management, claims management, and distribution. Our primary insurance entities, Universal Property & Casualty Insurance Company (“UPCIC”) and American Platinum Property and Casualty Insurance Company (“APPCIC” and together with UPCIC, the “Insurance Entities”), offer insurance products through both our appointed independent agent network and our online distribution channels across our multi-state footprint (primarily in Florida). The Insurance Entities seek to produce an underwriting profit (defined as earned premium minus losses, loss adjustment expense, policy acquisition costs and other operating costs) over the long term; maintain a conservative balance sheet to prepare for years in which the Insurance Entities are not able to achieve an underwriting profit; and generate investment income on assets.

Universal’s strategic focus is on creating a best-in-class experience for our customers and delivering strong shareholder returns across underwriting cycles. While weather-related volatility is an inherent part of property insurance, particularly in coastal markets such as Florida, our strategy includes generating non-risk bearing income that enhances returns in profitable underwriting periods, while serving as a buffer and potentially still allowing for consolidated profitability in challenging underwriting periods. We have more than 20 years of experience providing protection solutions. We continue to focus on disciplined underwriting in opportune markets and maintaining a resilient balance sheet that is enhanced by our reinsurance program. We have made substantial efforts in recent years to innovate across all of our service businesses, including continued development of our digital agency Clovered.com, where we have more than 41 carrier partners, and utilization of digital applications where applicable to adjust claims. We continue to evaluate ways in which we can improve the customer experience across all touchpoints of the insurance value chain.

 Director Nominees

The following table provides summary information regarding each of our Board’s nominees for election as director as well as their tenure and business experience.

				Committee Membership
Name	Age	Director Since	Principal Occupation	Nominating & Governance	Compensation	Audit	Investment	Risk

Sean P. Downes (Executive Chairman)	54	2005	Executive Chairman, Universal Insurance Holdings, Inc.				X

Carol G. Barton	72	Nominee	Founder and Former Chief Executive Officer of Strategem

Shannon A. Brown	67	2022	Former Senior Vice President, FedEx Corporation		X

Scott P. Callahan	70	2013	President and Managing Member of SPC Global RE Advisors, LLC; Former EVP of Everest Reinsurance Holdings	Chair			X

Kimberly D. Campos	46	2017	Chief Information Officer and Chief Administrative Officer, Universal Insurance Holdings, Inc.					X

Stephen J. Donaghy (CEO)	59	2020	Chief Executive Officer, Universal Insurance Holdings, Inc.

Marlene M. Gordon	57	2020	SVP and Chief Legal Officer, Panera, LLC	X

Francis X. McCahill, III	76	2021	Founder of Homeowners Choice, Inc.				X

Richard D. Peterson	56	2014	CFO of Turn Biotechnologies, Inc.		X	Chair

Michael A. Pietrangelo (Lead Independent Director)	81	2010	Former President and Managing Director of The Theraplex Company, LLC	X	Chair

Ozzie A. Schindler	55	2007	Lawyer with Greenberg Traurig, LLP			X		Chair

Jon W. Springer	54	2013	Director, Universal Insurance Holdings, Inc.				Chair	X

 Governance Highlights

•	Nine of our 12 director nominees are independent.

•

Our independent directors appoint our lead independent director, who is actively engaged and chairs regularly-scheduled executive sessions at which our independent directors discuss matters without management present, including management’s performance, succession planning and Board effectiveness.

•

We have five Board committees: Audit Committee, Compensation Committee, Nominating and Governance Committee, Investment Committee and Risk Committee, with the Audit Committee, Compensation Committee and Nominating and Governance Committee comprised exclusively of independent directors.

•	Our directors are elected annually.

•	We routinely engage with our largest shareholders and have established a telephone hotline to allow shareholders to communicate any concerns to our independent directors on an anonymous basis.

•	The Board focuses on continuing director education for all directors and Board orientation for new directors.

•	The Board and each committee conduct an annual evaluation of their performance.

•

Within five years of joining the Board, each non-employee director is expected to own shares of our common stock having a value of at least three times the annual cash retainer. The Executive Chairman and Chief Executive Officer are each expected to own shares of our common stock having a value of at least three times their respective annual base salaries.

•	Our directors may not hedge or short shares of our common stock, engage in options trading, trade on margin or pledge shares of our common stock as collateral.

•	Senior management succession planning is a top Board priority. The Board devotes significant attention to identifying and developing talented senior leaders.

 2023 Performance Highlights

Our 2023 financial results reflect execution against strategic priorities and our commitment to returning value to shareholders through dividends and share repurchases (comparisons are to 2022 unless otherwise specified):

Focus on disciplined growth and earnings stability:

•	Direct written premiums increased 4.1% to $1.9 billion.

•	Total revenue increased 13.8% to $1.4 billion; core revenue increased 11.8% to $1.4 billion.

•	Diluted earnings per common share of $2.22 and adjusted diluted earnings per common share of $1.95.*

•	Return on average common equity of 21.2% and adjusted return on average common equity of 14.7%.*

•	Clovered.com, our digital agency subsidiary, surpassed $50 million in placed premiums.

•	UPCIC filed its initial rate filing in Wisconsin (a new expansion state in 2023), which was subsequently approved.

* This is a non-GAAP financial metric. For the GAAP reconciliation, please see pages 63-65 of the 2023 Form 10-K.

Maintain a resilient balance sheet:

•	Debt-to-equity ratio of 29.9% as of year-end.

•	Top of UPCIC’s reinsurance tower for a Florida first event of $2.61 billion.

•	Total unrestricted cash and invested assets of $1.6 billion as of year-end.

Focus on customers, employees and the local community:

•	Customers

•

Universal ensures we are there for our clients in their times of greatest need following a major event. We are consistent mainstays at insurance villages set up by the Florida Department of Financial Services following hurricanes and storms that affect our policyholders. Recently, our employees were activated at insurance villages to respond to Hurricanes Idalia (2023) and Ian (2022), to provide additional services and assistance to our policyholders.

•

To deliver services more efficiently to our policyholders and reduce our paper consumption, we revitalized our digital presence to enable our customers to go paperless by submitting claims and viewing documents electronically through revamped public-facing websites.

•	Employees

•	Universal has received Great Place to Work® (GPTW) Certification for four consecutive years beginning in 2021.

•

Universal is proud to offer all its employees professional development and growth opportunities. Through our Tuition Assistance Program (TAP), every employee is eligible to receive up to $5,250 annually to enroll in courses, programs, certificates, and degrees from accredited colleges or universities for professional development and advancement.

•	Community

•

In 2023, through our corporate social responsibility initiative, Universal Cares, our organization distributed over $7M in grants, partnerships, and sponsorships to nonprofits and organizations that focus on our three strategic focus areas of housing, the environment, and youth.

•

Universal offers Volunteer Time Off (VTO) to all employees interested in giving back to their community. We are committed to allowing employees to pursue their charitable passions, build goodwill, and change lives for the better. Through this program, employees are compensated for volunteering at a non-profit of their choice.

Return value to shareholders:

•	Declared and paid dividends per common share of $0.77, including a $0.13 special dividend in December.

•	Repurchased 1.5 million shares at an aggregate cost of $22.0 million.

•	In total, returned $45.6 million to shareholders through share repurchases and dividends.

* Excludes preferred stock.

** Includes interest earned on cash and cash equivalents and restricted cash and investment income earned on real estate investments. Net of custodial fees, investment accounting, accounting and advisory fees and expenses associated with real estate investments.

For further details about our 2023 performance, please see our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Total Shareholder Return (TSR) Results at End of Fiscal 2023

PROPOSAL 1: ELECTION OF DIRECTORS

The Board, upon the recommendation of the Nominating and Governance Committee, has nominated director nominee Carol G. Barton and incumbent directors Shannon A. Brown, Scott P. Callahan, Kimberly D. Campos, Stephen J. Donaghy, Sean P. Downes, Marlene M. Gordon, Francis X. McCahill, III, Richard D. Peterson, Michael A. Pietrangelo, Ozzie A. Schindler and Jon W. Springer for election to the Board to serve as directors until the 2025 Annual Meeting of Shareholders or until each nominee’s successor is duly elected and qualified. The Board determined not to nominate incumbent director Joel M. Wilentz, M.D. for re-election at the Annual Meeting in view of his lengthy tenure on the Board. The Board thanks Dr. Wilentz for his service. Ms. Barton was initially recommended to the Nominating and Governance Committee, of which Scott Callahan is the Chair, by an executive search firm.

The nominees have consented to be named in this Proxy Statement as director nominees and have indicated their intent to serve if re-elected. If any nominee becomes unavailable for any reason, or if any vacancy in the slate of directors to be elected at the meeting should occur before the election, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board to replace the nominee or to fill such vacancy on the Board.

A director nominee must receive the affirmative vote of the majority of votes cast at the annual meeting in order to be elected. If elected, each nominee is expected to serve for a one-year term until the 2025 Annual Meeting of Shareholders. Each director will hold office until his or her successor is duly elected and qualified or until such director’s earlier death, resignation or removal. Otherwise, if a director nominee fails to receive the affirmative vote of the majority of votes cast, then he or she shall promptly tender his or her resignation to the Board, and the Board, taking into account the recommendation of the Nominating and Governance Committee, shall subsequently determine whether to accept or reject the resignation, or whether other action should be taken.

THE BOARD RECOMMENDS A VOTE FOR EACH OF ITS NOMINEES FOR ELECTION AS DIRECTORS.

 Director Nominees

The director nominees are set forth below. If elected, each nominee is expected to serve for a one-year term until the 2025 Annual Meeting of Shareholders. Each director will hold office until his or her successor is duly elected and qualified or until such director’s earlier departure.

Name	Age	Position at the Company	Date of Joining the Board

Carol G. Barton	72	N/A	Nominee

Shannon A. Brown	67	Director	2022

Scott P. Callahan	70	Director	2013

Kimberly D. Campos	46	Director, Chief Information Officer and Chief Administrative Officer	2017

Stephen J. Donaghy	59	Director and Chief Executive Officer	2020

Sean P. Downes	54	Executive Chairman	2005

Marlene M. Gordon	57	Director	2020

Francis X. McCahill, III	76	Director	2021

Richard D. Peterson	56	Director	2014

Michael A. Pietrangelo	81	Director	2010

Ozzie A. Schindler	55	Director	2007

Jon W. Springer	54	Director	2013

Carol G. Barton became a director of the Company in 2024. Ms. Barton has more than 35 years’ experience in the property and casualty insurance industry, including senior leadership positions at American International Group, Inc. (AIG) and FM Global. Ms. Barton previously served as President of AIG Multinational, where she was a member of the executive leadership team and responsible for the worldwide leadership and strategic direction of AIG’s multinational business operating in >200 territories. Prior to joining AIG in 2012, Ms. Barton served as Senior Vice President of Underwriting and Reinsurance at FM Global, a property insurance company, where she held global leadership responsibility for all underwriting and reinsurance activities across a multi-billion dollar portfolio. In 2019, Ms. Barton founded Strategem LLC, which provides consultation services for insurance organizations as well as executive coaching. Ms. Barton brings to the Board deep experience across global property and energy insurance, risk management, and multinational business.

Shannon A. Brown became a director of the Company in 2022.In November 2022,

after a long and distinguished career, Mr. Brown retired from his position as Senior Vice President, Eastern Division U.S. Operations and Chief Diversity Officer at FedEx Corporation, the world’s largest express transportation company. From 2008 to 2018, Mr. Brown served as Senior Vice President and Chief Human Resources & Diversity Officer of FedEx; and prior to that, he held a series of leadership positions at FedEx. He is lauded as a business trailblazer and one of the most iconic executives in the company’s 50-year history. Mr. Brown brings extensive operational, human resources and diversity and inclusion expertise to the Board.

Scott P. Callahan became a director of the Company in 2013. Mr. Callahan has more than thirty years’ experience in the property and casualty reinsurance industry. Mr. Callahan currently serves as President and Managing Member of SPC Global RE Advisors, LLC, a consulting firm specializing in reinsurance matters, a position he has held since 2013. From 2002 to 2011, Mr. Callahan served as Executive Vice President of Everest Reinsurance Holdings, Inc. and Everest Reinsurance Company. Mr. Callahan also served as a director of Everest Reinsurance Company from 2001 to 2011, a director of Everest International Reinsurance, Ltd. from 2003 to 2007, and director of Everest Reinsurance (Bermuda), Ltd. from 2001 to 2007. Mr. Callahan’s broad knowledge of the reinsurance industry allows him to provide valuable perspective to the Board, particularly on matters related to the Company’s reinsurance program.

Kimberly D. Campos became a director of the Company in 2017. Ms. Campos joined the Company in 2007 and became Chief Administrative Officer in June 2015 and Chief Information Officer in February 2015. Prior to assuming these roles, Ms. Campos spent eight years in the Company’s internal audit department, serving as both IT Manager and then IT Audit Director. She managed IT general controls reviews and new application deployment and performed ongoing security and risk awareness training to improve operational efficiencies and address ongoing compliance with regulatory requirements. Ms. Campos brings to the Board significant experience in information technology, risk management, regulatory compliance and operational efficiency practices.

Stephen J. Donaghy became a director of the Company in 2020. Mr. Donaghy became Chief Executive Officer of the Company in 2019 and was previously the Chief Operating Officer of the Company from 2016 until his appointment as Chief Executive Officer. He also served as our Secretary from 2013 to 2019, Chief Marketing Officer from 2015 to 2016, Chief Administrative Officer from 2013 to 2015, Chief Information Officer from 2009 to 2015 and Executive Vice President since 2006. Before joining the Company, Mr. Donaghy held various executive positions at JM Family Enterprises, a private company, including Vice President of Strategic Initiatives, Vice President of Sales and Marketing and Senior Information Officer. As our Chief Executive Officer, Mr. Donaghy provides substantial insight on the Board regarding the operations of the Company.

Sean P. Downes became Executive Chairman in 2019. Prior to being the

Executive Chairman, Mr. Downes was Chairman of the Board of Directors and Chief Executive Officer of the Company from 2013 to 2019. Mr. Downes also served as President of the Company from 2013 to 2016. Prior to becoming President and Chief Executive Officer, Mr. Downes served as Senior Vice President and Chief Operating Officer of the Company since 2005 and Chief Operating Officer of UPCIC, a wholly-owned subsidiary of the Company, since 2003. Mr. Downes has served as a director of the Company since 2005 and as a director of UPCIC since 2003. Prior to joining UPCIC, Mr. Downes was Chief Operating Officer of Alder Adjusting Corporation (formerly Universal Adjusting Corporation), a wholly-owned subsidiary of the Company, from 1999 to 2003. As an experienced financial and operational leader within the insurance industry, Mr. Downes brings to the Board a broad understanding of the strategic priorities and operational demands facing the Company.

Marlene M. Gordon became a director of the Company in has more than 25 years of experience serving as legal counsel within the consumables and service industries and championing women’s leadership in the workplace. Mrs. Gordon has served as Senior Vice President and Chief Legal Officer for Panera, LLC, comprised of Panera Bread®, Caribou Coffee® and Einstein Bros.® Bagels, since 2022. Mrs. Gordon previously served as Senior Vice President, Chief Administrative Officer, General Counsel and Secretary for Del Monte Fresh Produce Company, a global producer, marketer and distributor of fruit and vegetable products, from 2020 to 2022, and she previously served as Chief Legal, Compliance & Communications Officer and Secretary at Del Monte from 2018 to 2022. Prior experience includes approximately six years at Bacardi U.S.A., Inc., a spirits company, where she served most recently as Vice President, General Counsel for North America, in addition to serving as the Global Chair for Bacardi’s Women-In-Leadership Program, an initiative that was founded with the mission of unleashing the potential of current and future female leaders at Bacardi to drive sustainable top and bottom line business growth. Prior to Bacardi, Mrs. Gordon spent 14 years at Burger King Corporation, serving most recently as Vice President, Assistant General Counsel, Marketing and Intellectual Property, in addition to serving as chair of the company’s Women’s Leadership Forum. Mrs. Gordon brings to the Board substantial leadership experience along with compliance and corporate governance expertise.

Francis X. McCahill, III became a director of the Company in 2021. Mr. McCahill began his insurance career in 1972 with the Wall Street brokerage firm Frank B. Hall serving as junior account executive in the marine insurance department. He went on to manage the worldwide corporate risk management departments of three Fortune 500, multi-national corporations: Bristol Myers-Squibb, Norton Simon, Inc., and Harris Corporation. In 1989, he joined Johnson & Higgins, Inc. as a Vice President. From there he founded Cypress Underwriters, a regional property & casualty managing general agency. Ultimately, Mr. McCahill was a founder, President and CEO of Homeowners Choice, Inc. a Florida homeowners insurance company. Mr. McCahill’s broad knowledge of the homeowners insurance industry and of risk management allows him to provide valuable perspectives to the Board.

Richard D. Peterson became a director of the Company in 2014. Mr. Peterson has over 20 years of experience in the areas of executive management, finance and accounting. Since 2022, Mr. Peterson has served as Chief Financial Officer of Turn Biotechnologies, Inc., a private biotechnology company. Mr. Peterson previously served as the Chief Financial Officer of various biotech companies from 2015 to 2021, including the publicly traded Botanix Pharmaceuticals, Sienna Biopharmaceuticals, Inc. and Novan, Inc. Mr. Peterson served in various executive roles at Medicis Pharmaceutical Corporation, a New York Stock Exchange (“NYSE”) listed company, from 1995 to 2012, including as Executive Vice President, Chief Financial Officer and Treasurer from 2008 to 2012. Mr. Peterson has an understanding of corporate governance matters and experience with financial reporting and executive leadership that make him a valued member of our Board.

Michael A. Pietrangelo became a director of the Company in 2010. Since 1998,

Mr. Pietrangelo has practiced law and has been of counsel to the firm of Pietrangelo Smith, PLC. Mr. Pietrangelo is admitted to the bars of the states of New York and Tennessee and the District of Columbia. He served on the board of directors of MRI Interventions Inc., a publicly traded research and development company, from 2010 to 2014. More recently, through 2020, Mr. Pietrangelo served as the President and Managing Director of The Theraplex Company, LLC, a privately held skin care company. He brings valuable experience to the Board in corporate governance, legal and financial matters as a result of his positions as a lawyer, executive and director of privately held and public companies, as well as nonprofit organizations.

Ozzie A. Schindler became a director of the Company in 2007. Mr. Schindler has been a shareholder with the law firm of Greenberg Traurig, LLP since 2005, specializing in all aspects of international tax planning. He is admitted to both the Florida and New York state bars. Mr. Schindler provides strong regulatory, accounting, financial, risk analysis, internal audit, compliance, corporate governance and administrative skills and experience to the Board.

Jon W. Springer became a director of the Company in 2013 and was an executive with the Company from 2006 until his retirement in January 2021. Mr. Springer served as President and Chief Risk Officer of the Company from March 2016 until his retirement on January 31, 2021. Prior to taking on such role, he served as an Executive Vice President and Chief Operating Officer of the Company since 2013. Mr. Springer was an Executive Vice President of Evolution Risk Advisors, Inc. (formerly Universal Risk Advisors, Inc.), a wholly-owned subsidiary of the Company, from 2006 through 2008, and an Executive Vice President of Blue Atlantic Reinsurance Corporation (“Blue Atlantic”), a wholly-owned subsidiary of the Company, from 2008 to 2013. Before joining Evolution Risk Advisors, Inc. in 2006, Mr. Springer was an Executive Vice President of Willis Re, Inc. and was responsible for managing property and casualty operations in its Minneapolis office. Mr. Springer brings to the Board extensive experience in the property and casualty insurance industry, including with respect to reinsurance arrangements.

 Board Membership Criteria and Nominations

In selecting candidates for director, the Nominating and Governance Committee looks for individuals with strong personal attributes including:

•	Integrity: Directors should demonstrate high ethical standards in their personal and professional dealings.

•	Accountability: Directors should be willing to be accountable for their decisions as directors.

•	Judgment: Directors should possess the ability to provide wise and thoughtful counsel on a broad range of issues.

•	Responsibility: Directors should interact with each other in a manner that encourages responsible, open, challenging and inspired discussion.

•	High Performance Standards: Directors should have a history of achievements that reflects high standards for themselves and others.

•	Commitment and Enthusiasm: Directors should be committed to, and enthusiastic about, their service on the Board.

•	Courage: Directors should possess the courage to express views openly, even in the face of opposition.

Our Board values diversity in selecting nominees to serve on our board. Pursuant to our Corporate Governance Guidelines, the Board seeks members from diverse professional backgrounds, and considers an individual’s independence, diversity, skills and experience in the context of the needs of the Board. In nominating directors, the Board considers, among other things, functional areas of experience, educational background, employment experience, leadership performance and diversity in composition of the Board. The board assesses its effectiveness in this regard as part of the annual board and committee evaluation process. Three of our director nominees are racially and ethnically diverse, representing 25% of the Board, and three of our director nominees are women, representing 25% of the Board, up from 17% in the prior year.

The Board generally believes that the Nominating and Governance Committee and the Board are best situated to identify candidates with appropriate industry and related expertise to meet the Company’s needs; however, the Nominating and Governance Committee will consider any director nominees recommended by shareholders in the same way that it evaluates candidates recommended by its members, other members of the Board, or other persons. If a shareholder desires to formally propose a director nominee at the annual meeting, or to put a proposal on the agenda for the annual meeting, our bylaws establish an advance notice procedure that must be complied with in order to do so.

Personal and professional attributes and skills of the nominees

Our nominees have executive experience and skills that are aligned with our business and strategy as follows:

Out of 12 board nominees

 Corporate Governance Framework

The Board’s leadership structure is designed so that authority and responsibility are effectively allocated between the Board and management. In addition to our strong corporate governance practices and the key oversight roles of our lead independent director and committee chairs, each as described below, all directors share equally in their responsibilities as members of the Board and take seriously the charge of leading the Company on behalf of our shareholders. Our corporate governance framework reflects our commitment to independence, corporate responsibility and accomplishing our financial goals through responsible development and execution of corporate strategy. Our governance framework enables independent and skilled directors to provide oversight, advice and counsel to promote the interests of the Company and our shareholders. Our governance framework is established and evidenced by our Corporate Governance Guidelines (“Governance Guidelines”), Code of Business Conduct and Ethics (“Code of Conduct”), Whistleblower Policy (“Whistleblower Policy”), our enterprise risk management program and our commitment to transparent financial reporting. Our Governance Guidelines, Code of Conduct, Whistleblower Policy and the charters of each Board committee are available www.universalinsuranceholdings.com. The Board, along with management, regularly reviews our policies and procedures, charters, policies and practices in order to provide appropriate standards of corporate governance.

Governance Highlights

The following chart highlights our corporate governance practices and principles.

Board Independence	•	Nine of our 12 director nominees are independent.

	•	Messrs. Downes and Donaghy and Ms. Campos are the members of management who serve as directors.

Board Composition	•

The Nominating and Governance Committee regularly reviews Board performance, assesses gaps in skills or experience on the Board and periodically recommends new directors to add a fresh perspective to the Board while maintaining continuity and valuable historic knowledge.

Lead Independent Director	•	Our independent directors appoint our lead independent director.
•

Our lead independent director chairs regularly-scheduled executive sessions at which our independent directors discuss matters without management present, including management’s performance, succession planning and Board effectiveness.

Board Committees	•	We have five Board committees: Audit Committee, Compensation Committee, Nominating and Governance Committee, Investment Committee and Risk Committee.

	•	Our Audit Committee, Compensation Committee and Nominating and Governance Committee are each comprised exclusively of independent directors.

	•	Chairs of the Board committees shape the agenda and information presented to their committees.

Board Oversight of Risk Management	•

The Board seeks to facilitate the identification and appropriate management of material risks, and the Board and its committees regularly review material operational, financial, compensation, environmental and social risks and compliance risks with senior management.

Accountability	•	Our directors are elected annually.

	•	We have outreach and engagement with our largest shareholders and have established a mechanism to allow shareholders to communicate any concerns anonymously to our independent directors.

Open Communications	•	Our committees report to the Board regularly.

	•	The Board promotes open and frank discussions with management.

	•	Our directors have free access to members of management and other employees and are authorized to hire outside consultants or experts at the Company’s expense.

Director Education	•	The Board focuses on continuing director education for all directors and Board orientation for new directors.

Self-Evaluations	•	The Board and each committee conduct annual evaluations of their performance.

Succession Planning	•	Senior management succession planning is a top Board priority. The Board devotes significant attention to identifying and developing talented senior leaders.

Director Stock Ownership	•	Within five years of joining the Board, each non-employee director is expected to own shares of our common stock having a value of at least three times the annual cash retainer. The Executive Chairman and Chief Executive Officer are each expected to own shares of our common stock having a value of at least three times their respective annual base salaries.

Clawback Policy; No Hedging or Pledging	•	We have a compensation clawback policy designed to mitigate risk in connection with executive compensation, that will be triggered by certain restatements of our financial statements in accordance with applicable SEC rules and NYSE listing standards.

	•	Our directors, executive officers and senior accounting, finance and legal personnel may not hedge or short shares of our common stock, engage in options trading, trade on margin or pledge shares of our common stock as collateral for a loan or other indebtedness.

Board and Committee Meetings

Meetings of the Board are held regularly each quarter and as may otherwise be required. The Board held 4 meetings during 2023. We encourage directors to attend the annual meeting of shareholders and expect that they will attend. All of our directors then in office were present at the 2023 Annual Meeting of Shareholders. In addition, all of our directors attended at least 75% of the meetings of the Board and the committees on which they served during 2023.

Board Leadership Structure

The Board believes that it is important to retain flexibility in determining the best leadership structure for the Company as our needs may change over time. Currently, our Board leadership structure consists of a lead independent director, an Executive Chairman (who was our former CEO), and strong committee chairs. The Board believes that our current structure provides necessary independent leadership and engagement while maintaining the benefit of having our former CEO chair regular Board meetings as important strategic and business matters are discussed. In addition, our Chief Executive Officer, who is the individual primarily responsible for management of our Company, is also an active and engaged member of our Board. The roles of Board Chairman and Chief Executive Officer may be filled by the same or different individuals, which provides the Board the flexibility to determine whether these roles should be combined or separated based on the Company’s circumstances and needs at any given time. In 2019, we separated the Chairman and Chief Executive Officer roles; Sean P. Downes assumed the role of Executive Chairman, and Stephen J. Donaghy was appointed as the Company’s Chief Executive Officer.

The Board believes that our shareholders are best served at this time by having Mr. Downes continue his role as Chairman of the Board, in view of his tenure and experience with the Company. As Executive Chairman, Mr. Downes continues to set agendas for, and to lead Board discussions of, strategic matters affecting our business at the time. Our Executive Chairman is appointed annually by all the directors. The Executive Chairman’s responsibilities, in addition to providing general leadership to the Board, include calling and presiding at Board and shareholder meetings and preparing meeting schedules, agendas and materials.

Independence of Our Directors and Director Nominee

NYSE rules require that at least a majority of our directors be independent of the Company and management. The Board has determined that each of our directors and director nominee, other than Messrs. Downes and Donaghy and Ms. Campos, is an “independent director,” as such term is defined by NYSE rules.

Lead Independent Director; Meetings of Independent Directors

Michael A. Pietrangelo has served as the lead independent director since 2014. Our independent directors met 2 times in executive session in 2023. Our lead independent director presides over all executive sessions of our independent directors, facilitates communication between management and our independent directors and is available for consultation with major shareholders and other constituencies, as appropriate. Interested parties may anonymously communicate any concerns to our independent directors, including our lead independent director, by calling (877) 778-5463, which is the same number that employees may use to anonymously report complaints to the Audit Committee concerning accounting or auditing matters.

Board and Committee Annual Evaluations

At the direction of the Nominating and Governance Committee, the Board annually conducts a self-evaluation aimed at enhancing effectiveness. The Board consults with an outside law firm as an external evaluator. This evaluation process also considers individual director performance. The annual assessment process is a key governance tool used by the Nominating and Governance Committee to solicit feedback in a number of areas, including overall effectiveness, communications with management and committee structures. Each committee also performs an annual self-evaluation, which includes an assessment of its effectiveness and a review of the committee charter and other relevant governance practices and procedures. The Nominating and Governance Committee periodically reviews and assesses the evaluation process as well.

The Board’s Role in Risk Oversight

Risk is an inherent part of our business, and effective risk management is a top Board priority. Enterprise risk management and key risks identified by management are overseen by the Board and its committees. These include key risks such as pricing/underwriting, strategic, reserving, and legal risks as well as operational, market, liquidity, credit and reputational risks. The Board and management also focus on privacy protection, cybersecurity and information security in an effort to mitigate the risk of cyber-attacks and to protect the Company’s information and that of our customers. The Board, through its committees, also oversees the Company’s dedicated Enterprise Risk Management (“ERM”) function, as described below.

Our Board committees also help manage risk. The Audit Committee performs a central oversight role with respect to financial and compliance risks. As part of its responsibilities, the Audit Committee discusses with management the Company’s policies and guidelines governing the process by which risk assessment and risk management are undertaken by management, including guidelines and policies to identify major financial risk exposures and the steps management has taken to monitor and control such exposures. Our Investment Committee considers risks related to the investment of the Company’s securities portfolio and the Company’s investment strategy. The Risk Committee assists in managing risk by developing and overseeing the risk management process and systems of internal controls intended to provide assurance that the Company has identified and evaluated key enterprise risks and implemented mitigating controls. The Risk Committee receives a comprehensive periodic risk report, which describes the Company’s key risk exposures using quantitative and qualitative assessments and includes information about breaches or exceptions. The Risk Committee also provides oversight of cybersecurity and privacy risks, including overseeing management’s efforts to monitor and mitigate those risks and reviewing with management any significant privacy and cybersecurity incidents and the effectiveness of the Incident Management and Information Security Plan. The Compensation Committee considers risk in connection with its design of compensation programs for our executives, including confirming that the compensation program does not encourage unnecessary risk taking, as more fully discussed in the Compensation Discussion and Analysis section of this Proxy Statement. The Nominating and Governance Committee assists in managing risk by regularly reviewing the Company’s governance practices and the composition of the Board and its committees, including with regard to director independence.

Enterprise Risk Management

We maintain a dedicated ERM function that is responsible for analyzing and reporting the Company’s risks; facilitating monitoring to ensure the Company’s risks remain within its appetites, limits and tolerances; and ensuring, on an ongoing basis, that our ERM objectives are met. This includes ensuring that proper risk controls are in place; risks are effectively identified, assessed, and managed; and key risks to which the Company is exposed are appropriately disclosed. The ERM function plays an important role in fostering the Company’s risk management culture and practices.

In light of the segment of the insurance industry in which we operate, we maintain a moderate to high appetite for underwriting risk, which seeks to provide profitable growth for our shareholders while managing our risk with disciplined pricing and portfolio management standards. We mitigate our underwriting risk with sound reinsurance protection, effective operational policies and procedures, and capital management strategies.

Enterprise Risk Management Framework

Our ERM framework provides a platform to assess the risk/return profiles of risks throughout the organization to enable enhanced decision-making by business leaders. A certain level of risk is inherent in the business activities of the Company. Therefore, there is a strong risk management culture and ERM framework embedded within the organization. The level of acceptable risk is memorialized in the Company’s risk appetite and tolerance statements and is based on the tradeoff of assumed risk versus the expected value of the opportunity or how much risk the Company is willing to accept in the pursuit of value. The risk appetite is articulated as the overall statement that describes the Company’s risk-reward profile while highlighting the types and level of risks assumed in pursuit of the Company’s business objectives. The tolerance statements are established for all key risk categories and are expressed as a measure of the level of variation around business objectives that the Company is willing to accept. Both the risk appetite and tolerance statements are reviewed, refreshed as necessary and approved annually to adjust with the desired level of risk exposure.

Proactive monitoring and reporting enable early detection and mitigation of emerging risks. The Risk Committee reviews the risk appetite and tolerance statements and oversees the design of the framework. The framework facilitates management and Board decision-making. The Company has devoted significant resources to developing its ERM program and expects to continue to do so in the future.

Code of Business Conduct and Ethics

Our Code of Conduct is a critical component in helping us maintain high professional standards. We also provide an internal reporting hotline, through which employees can anonymously report suspected violations of the Code of Conduct or other policies. Suspected violations of the Code of Conduct are investigated by the Company and may result in disciplinary action. The Code of Conduct is publicly available on our website at www.universalinsuranceholdings.com. The Audit Committee annually reviews our Code of Conduct for changes, as appropriate. In the event of an amendment to the Code of Conduct, or a waiver from a provision of the Code of Conduct granted to a senior executive officer, the Company intends to post such information promptly on its website.

Governance Guidelines

Our Governance Guidelines address director independence standards, conflicts of interest, meeting and committee procedures, Board membership criteria, director qualifications and duties and succession planning, among other pertinent governance matters. Our Governance Guidelines are publicly available on our website at www.universalinsuranceholdings.com. The Nominating and Governance Committee annually reviews the Governance Guidelines for changes, as appropriate.

Shareholder Communications

We have established a process for shareholders to send communications to the Board. Shareholders may anonymously communicate any concerns regarding the Company to our independent directors by calling (877) 778-5463, which is the same number that employees may use to anonymously report complaints to the Audit Committee concerning accounting or auditing matters. Upon receipt of any shareholder concerns, our independent directors have discretion whether to convey any such information to our full Board. Shareholders may send other general communications to our Company by mail to our Secretary, Gary Lloyd Ropiecki, at Universal Insurance Holdings, Inc., 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309.

We proactively engage with our shareholders on a variety of topics, including governance and executive compensation matters.

Corporate Responsibility

Our shareholders, customers and other stakeholders have increasingly expressed interest in our sustainability efforts through our environmental, social and governance (“ESG”) practices. We value being a responsible corporate citizen and engage with our investors, customers, employees, agents and brokers, rating agencies and other stakeholders on business issues and environmental, social and governance topics. We also provide robust and detailed information on the key ESG initiatives we support on our website, https://universalinsuranceholdings.com. We are continually evaluating our strategic approach to corporate responsibility and have implemented various initiatives to address ESG issues, including appointment of a Director of Sustainability to oversee these efforts for the organization.

Corporate Governance and Ethics

•

We are committed to promoting corporate responsibility and achievement of our financial goals through responsible development and execution of corporate strategy. The Board provides continuing oversight of our governance processes. With a commitment to ethics, we conduct our business in accordance with our Code of Conduct, which emphasizes treating all employees and customers with fairness, decency and good citizenship. We also conduct employee ethics training modules on an annual basis. For more information on our governance practices, see “Governance Highlights” and the accompanying discussion above.

 Committees and Committee Chairs

The Board has appointed strong committee chairs to lead each Board committee in its respective area. All committee chairs are independent and appointed annually by the Board. Committee chairs are responsible for setting meeting agendas, presiding over committee meetings, facilitating open communications with the Board and management and working directly with management in connection with committee matters. Our committees have the authority and the resources to seek legal or other expert advice from independent sources. Each committee reports its actions and recommendations to the full Board on a regular basis.

		Nominating & Governance Committee	Investment Committee	Compensation Committee	Audit Committee	Risk Committee
Shannon A. Brown	I			Member
Scott P. Callahan	I	Chair	Member
Kimberly D. Campos						Member
Stephen J. Donaghy
Sean P. Downes	C		Member
Marlene M. Gordon	I	Member
Francis X. McCahill, III	I		Member
Richard D. Peterson	I, E			Member	Chair
Michael A. Pietrangelo	I, LD	Member		Chair
Ozzie A. Schindler	I, E				Member	Chair
Jon W. Springer	I		Chair			Member
Joel M. Wilentz, M.D. (1)	I				Member

I - Independent director; C - Chairman of the Board; LD - Lead Director; E - Audit Committee Financial Expert

(1) Dr. Wilentz’s term ends at the 2024 Annual Meeting. The Board determined not to nominate him for re-election in view of his lengthy tenure on the Board. The Board thanks Dr. Wilentz for his service.

Audit Committee

The Audit Committee provides oversight of the Company’s financial management, internal audit department and independent auditor. The Audit Committee oversees the quality and effectiveness of the Company’s internal controls, which provide reasonable assurance that assets are safeguarded and that financial reports are properly prepared. The Audit Committee also reviews and monitors the Company’s financial reporting procedures, compliance and disclosure, including overseeing the preparation of financial statements. In performing these functions, the Audit Committee meets periodically with the independent auditor, management and internal auditors (including in private sessions) to review their work and confirm that they are properly discharging their respective responsibilities. In addition, the Audit Committee appoints and evaluates the performance of the independent auditor.

•	The Audit Committee held 5 meetings in 2023.

•

The Board has determined that Messrs. Peterson and Schindler are each an “audit committee financial expert” as defined by Item 407(d)(5) of Regulation S-K promulgated by the Securities and Exchange Commission (“SEC”).

•	The Audit Committee’s charter is publicly available on our website at www.universalinsuranceholdings.com.

•	The Audit Committee annually reviews its charter to determine whether any changes are appropriate.

Compensation Committee

The Compensation Committee is responsible for establishing and overseeing the Company’s executive compensation philosophy and principles, reviewing and recommending for approval by the independent directors the compensation for and employment agreement with our Chief Executive Officer, approving the compensation for and employment agreements with certain other executive officers, establishing and evaluating performance-based goals related to compensation, overseeing the design and administration of the Company’s 2009 Omnibus Incentive Plan, as amended from time to time (“2009 Plan”) and the Company’s 2021 Omnibus Incentive Plan, as amended from time to time (the “2021 Plan”), and reviewing, and recommending for approval by the full Board, the compensation for our independent directors.

•	The Compensation Committee held 4 meetings in 2023.

•	The Compensation Committee’s charter is publicly available on our website at www.universalinsuranceholdings.com.

•	The Compensation Committee annually reviews its charter to determine whether any changes are appropriate.

Nominating and Governance Committee

The Nominating and Governance Committee exercises general oversight with respect to the governance of the Board. It assists the Board by identifying individuals qualified to become directors and recommends to the Board nominees for the next annual meeting of shareholders and to fill vacancies in membership of the Board as they occur; recommends to the Board nominees for each committee of the Board; and considers matters relating to corporate governance generally, including assessing the adequacy of our corporate governance policies and procedures and making recommendations to the Board, as appropriate, regarding modifications to such policies and procedures, including our Governance Guidelines and our certificate of incorporation and bylaws. The Nominating and Governance Committee also oversees the director self-evaluation process and is responsible for maintaining orientation and continuing education programs for all directors.

•	The Nominating and Governance Committee held 3 meetings in 2023.

•	The Nominating and Governance Committee’s charter is publicly available on our website at www.universalinsuranceholdings.com.

•	The Nominating and Governance Committee annually reviews its charter to determine whether any changes are appropriate.

Investment Committee

The Investment Committee’s responsibilities include monitoring whether the Company has adopted and adheres to a rational and prudent investment strategy; monitoring whether investment actions are consistent with the Company’s investment strategy, financial objectives and business goals; monitoring compliance with legal and regulatory requirements pertaining to investment and capital management; and assessing the competence and performance of the Company’s third-party investment advisors. The Investment Committee does not make operating decisions about market timing, sector rotation or security selection, which are the responsibilities of management and the Company’s third-party investment advisors.

•	The Investment Committee held 3 meetings in 2023.

•	The Investment Committee’s charter is publicly available on our website at www.universalinsuranceholdings.com.

•	The Investment Committee annually reviews its charter to determine whether any changes are appropriate.

Risk Committee

The Risk Committee’s responsibilities include designing, implementing and maintaining an effective risk management framework; evaluating and addressing risk management and capital management matters affecting the Company related to the design and implementation of the Company’s risk management framework; assessing the Company’s ERM capabilities; maintaining a risk-aware corporate culture; and developing risk tolerance protocols and procedures. The Risk Committee annually reviews the Company’s risk tolerance levels, risk appetite statements and risk management policy.

•	The Risk Committee held 4 meetings in 2023.

•	The Risk Committee’s charter is publicly available on our website at www.universalinsuranceholdings.com.

•	The Risk Committee annually reviews its charter to determine whether any changes are appropriate.

 Director Compensation

Each independent director currently receives an annual cash retainer of $85,000. In light of the workload and broad responsibilities of their positions, the chairs of our Compensation Committee, Investment Committee, Nominating and Governance Committee and Risk Committee each receive an additional annual cash retainer of $15,000, while the chair of our Audit Committee and our Lead Independent Director each receive an additional cash retainer of $20,000.

In addition, the Company maintains a non-employee director compensation policy pursuant to which, on the date of each annual meeting of shareholders, each continuing non-employee director is to be granted shares of restricted stock or restricted stock units with a grant date fair market value of $65,000.

In 2023, Messrs. Downes and Donaghy and Ms. Campos were employees of the Company and did not receive additional compensation for their Board service.

Director Summary Compensation Table

The table below summarizes the compensation paid to our independent directors for the fiscal year ended December 31, 2023.

Name	Fees Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation (2)	Total ($)
Shannon A. Brown	$85,000	$65,001	$—	$150,001
Scott P. Callahan	$100,000	$65,001	$—	$165,001
Marlene M. Gordon	$85,000	$65,001	$—	$150,001
Francis X. McCahill, III	$85,000	$65,001	$—	$150,001
Richard D. Peterson	$105,000	$65,001	$—	$170,001
Michael A. Pietrangelo	$120,000	$65,001	$—	$185,001
Ozzie A. Schindler	$100,000	$65,001	$—	$165,001
Jon W. Springer	$100,000	$65,001	$38,104	$203,105
Joel M. Wilentz, M.D.	$85,000	$65,001	$—	$150,001

(1)

Represents restricted stock awards covering in the aggregate, 36,045 shares of common stock. The dollar value represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”) without regard to forfeitures related to service-based vesting conditions. Dividends, if any, on unvested restricted stock accumulate and are paid on or about the time that the shares of common stock underlying the restricted stock are delivered. These restricted stock awards vest 100% one year following the grant date. As of December 31, 2023, each of our non-employee directors held 4,005 shares of unvested restricted stock.

(2)	Reflects health insurance premiums related to Mr. Springer’s coverage under Company plans as a former employee.

Stock Ownership Guidelines; No Hedging or Pledging Shares

We believe that our directors should be personally invested in the Company alongside our shareholders. Within five years of joining the Board, each non-employee director is expected to own shares of our common stock having a value of at least three times the base annual cash retainer. The Executive Chairman and Chief Executive Officer are each expected to own shares of our common stock having a value of at least three times their respective annual base salaries. Additionally, our directors may not hedge or short shares of our common stock, engage in options trading, trade on margin or pledge shares of our common stock as collateral for a loan or other indebtedness.

Information About Our Executive Officers

Our executive officers are appointed annually by the Board and serve at the discretion of the Board. The current executive officers of the Company are as follows:

Name	Age	Position
Stephen J. Donaghy	59	Chief Executive Officer and Director
Sean P. Downes	54	Executive Chairman

Frank C. Wilcox	58	Chief Financial Officer

Kimberly D. Campos	46	Chief Administrative Officer, Chief Information Officer and Director

Biographical information about our executive officers is as follows.

Stephen J. Donaghy. For biographical information on Stephen J. Donaghy, see “Director Nominees.”

Sean P. Downes. For biographical information on Sean P. Downes, see “Director Nominees.”

Frank C. Wilcox became the Chief Financial Officer of the Company and Chief Financial Officer and Treasurer of the Company’s wholly-owned insurance subsidiaries in 2013. Mr. Wilcox served as the Company’s Vice President – Finance from 2011 to 2013 and as the Company’s Principal Accounting Officer from 2013 to 2022. Prior to joining the Company, Mr. Wilcox held senior corporate accounting positions with Burger King Corporation (2006 to 2011) and BankUnited (2000 to 2006), as well as various auditing, finance, accounting and SEC reporting positions from 1989 to 2000 at Coopers & Lybrand, The Blackstone Group, Dean Witter, Credit Suisse First Boston and American Express Financial Advisors. Mr. Wilcox has been licensed as a certified public accountant in New York since 1996.

Kimberly D. Campos. For biographical information on Kimberly D. Campos, see “Director Nominees.”

PROPOSAL 2: APPROVAL OF THE AMENDED AND RESTATED UNIVERSAL INSURANCE HOLDINGS, INC. 2021 OMNIBUS INCENTIVE PLAN

On April 15, 2024, the Board adopted an amendment and restatement of the Universal Insurance Holdings, Inc. 2021 Omnibus Incentive Plan (the “2021 Plan” and, as amended and restated, the “A&R 2021 Plan”), subject to the approval of our shareholders. Among other changes, the A&R 2021 Plan eliminates the fungible share counting ratio that applies under the 2021 Plan and provides for the grant of awards covering the issuance of up to 1,450,000 shares of common stock from and after the effective date of the A&R 2021 Plan, which will be June 13, 2024 if this Proposal 2 is approved at the Annual Meeting (the “Restatement Effective Date“). If the A&R 2021 Plan is approved by our shareholders, we intend to file a Form S-8 with the SEC that covers the additional shares of common stock reserved for issuance under the A&R 2021 Plan.

The Board believes that the use of equity-based compensation is a vital factor in attracting and retaining effective and valuable personnel who contribute to our growth and success and in establishing a direct link between the financial interests of such individuals and our shareholders. Our Board and Compensation Committee are committed to granting a greater proportion of our equity-based awards deeper into our employee ranks. For example, in 2023, only 21% of all shares subject to equity awards granted were awards to our CEO and only 33% were granted to our Named Executive Officers. If the A&R 2021 Plan is not approved by our shareholders, we will be unable to continue the use of equity-based compensation following the depletion of the shares remaining available under the 2021 Plan. This could hinder our ability to provide market competitive compensation or require us to significantly increase our use of cash compensation in order to continue to attract and retain effective and valuable personnel. The Board believes that the use of equity compensation aligns interests of the management team and our employees broadly with the interests of our shareholders.

In determining the overall size of the share pool under the A&R 2021 Plan, the Board considered a number of factors, including our burn rate. As shown below, our burn rate is equal to the total number of stock options granted, time-based restricted stock and restricted stock units granted, and performance share units earned during the Company’s fiscal year divided by the weighted average common shares outstanding during the fiscal year. Our three-year average burn rate was approximately 2.11%, as further detailed in the table below.

Year	Stock Options Granted	Restricted Stock and Restricted Stock Units Granted	Performance Share Units Vested	Total	Weighted Average Common Stock Outstanding	Burn Rate
2023	0	378,596	16,000	394,596	29,829,094	1.32%
2022	500,000	336,213	34,000	870,213	30,751,283	2.83%
2021	375,294	239,000	62,056	676,350	31,218,061	2.17%
					Three-Year Average	2.11%

An additional metric we use to measure dilution is overhang (the number of shares subject to equity awards outstanding but not exercised or settled, plus the number of shares available to be granted, divided by the total number of shares of common stock outstanding at the end of the year). If the A&R 2021 Plan is approved, the Company’s overhang will increase from approximately 13.7% as of December 31, 2023 to approximately 18.7%, based on shares and awards outstanding as of December, 31, 2023. The Compensation Committee is committed to effectively managing the number of shares reserved for issuance under the A&R 2021 Plan while minimizing stockholder dilution.

The material features of the A&R 2021 Plan are summarized below. The summary is qualified in its entirety by reference to the specific provisions of the A&R 2021 Plan, which is attached as Appendix A to this Proxy Statement.

Key Features of the A&R 2021 Plan

No Repricing of Options or SARs and No Reload Options. The A&R 2021 Plan prohibits (i) any amendments to outstanding options or stock appreciation rights (“SARs”) that reduce the purchase price or exercise price, (ii) terminating outstanding options and SARs and replacing them with substitute awards, cash payments or other property if such termination and replacement has the effect of reducing the purchase price or exercise price, and (iii) the Compensation Committee taking any action that would be considered a “repricing” of options or SARs under generally accepted accounting principles, in each case, without approval by our shareholders. Reload options are also prohibited under the A&R 2021 Plan.

Term and Exercise Price Limits on Options and SARs. Options and SARs granted under the A&R 2021 Plan are subject to a maximum term of 10 years and must have an exercise price of no less than the fair market value of a share of common stock on the date of grant.

Minimum Vesting Requirement. Awards granted under the A&R 2021 Plan must have a minimum vesting period of one year from the date of grant, other than in the event of (i) accelerated vesting in the event of a participant’s death, disability or retirement or upon a change in control, (ii) vesting of awards granted to non-employee directors that vest upon the annual meeting of shareholders that is at least 50 weeks after the immediately preceding year’s annual meeting, and (iii) the grant of awards covering five percent or less of the total number of shares authorized for issuance under the A&R 2021 Plan.

Limitation on Non-Employee Director Compensation. The A&R 2021 Plan limits the aggregate dollar value of equity-based and cash compensation paid to each non-employee director during any calendar year for his or her service on the Board to $600,000; however, this limit is increased to $1,200,000 for any calendar year in which a non-employee director is designated as Chairman or Lead Director or first joins the Board.

No Dividends on Unvested Awards. Dividends and dividend equivalents on any awards granted under the A&R 2021 Plan may not be payable or settled until such time as the underlying award to which the dividends or dividend equivalents relate is vested and settled.

Awards Subject to Clawback. In the event of a restatement of its financials due to material noncompliance with a financial reporting requirement, participants will be required to reimburse the Company for amounts earned or payable with respect to awards under the A&R 2021 Plan to the extent required by and otherwise in accordance with applicable law and any policy adopted by the Company. Additionally, if a prior determination of the level of achievement of a performance goal is materially incorrect and has resulted in the payment of an amount greater than the amount that should have been paid, participants will be required to return to the Company any such excess amount. Awards under the A&R 2021 Plan are also subject to any clawback policy adopted by the Company.

No Liberal Share Recycling on Options and SARs. Shares surrendered to the Company or withheld in payment or satisfaction of the exercise price of an option or SAR or to satisfy any tax withholding obligations on any option or SAR granted under the A&R 2021 Plan or the 2009 Plan will not again be made available for issuance under the A&R 2021 Plan. Additionally, shares repurchased by the Company using the exercise proceeds from an option will not be available for issuance under the A&R 2021 Plan, and upon exercise of a SAR settled in shares, the gross number of shares of common stock covered by the portion of the SAR that is so exercised will not again be made available for issuance under the A&R 2021 Plan.

No Automatic Single Trigger Acceleration or Tax Gross-Ups. In the event of a change in control, the A&R 2021 Plan does not provide for automatic single trigger acceleration of outstanding awards. In addition, the A&R 2021 Plan does not provide for tax gross-ups.

Administration

The A&R 2021 Plan will be administered by the Compensation Committee. The Compensation Committee has the authority, within the limits of the express provisions of the A&R 2021 Plan, to (i) interpret the provisions of the A&R 2021 Plan and establish and modify its administrative rules, (ii) determine the individuals to whom awards will be granted, (iii) determine the nature, amount and terms of such awards and the objectives and conditions for earning such awards, (iv) determine the extent to which certain adjustments are required in accordance with the terms of the A&R 2021 Plan, (v) establish and verify the extent to which satisfaction of performance targets or other conditions have been satisfied, (vi) adopt supplements to the A&R 2021 Plan and sub-plans as may be necessary or appropriate to comply with the applicable laws of foreign jurisdictions, and (vii) make all factual determinations with respect to and take such steps in connection with the A&R 2021 Plan and awards granted thereunder as it may deem necessary or advisable. The Compensation Committee may delegate its authority under the A&R 2021 Plan to another committee of the Board or a subcommittee, or to such other party or parties, including officers or employees of the Company, as the Compensation Committee deems appropriate and in accordance with applicable laws.

Types of Awards

Awards under the A&R 2021 Plan may include incentive stock options, non-qualified stock options, SARs, restricted shares of common stock, restricted stock units, performance awards, other stock-based awards and cash-based incentive awards.

Stock Options. The Compensation Committee may grant to a participant options to purchase common stock that qualify as incentive stock options for purposes of Section 422 of the Internal Revenue Code (the “Code”) (“incentive stock options”), options that do not qualify as incentive stock options (“non-qualified stock options”) or a combination thereof. The terms and conditions of stock option grants, including the quantity, price, vesting periods, and other conditions on exercise, will be determined by the Compensation Committee. Reload options are prohibited under the A&R 2021 Plan.

The exercise price for stock options will be determined by the Compensation Committee in its discretion; provided, however, that in no event may the exercise price be less than 100% of the fair market value of a share of common stock on the date of grant. Additionally, in the case of incentive stock options granted to a holder of more than 10% of the total combined voting power of all classes of stock of the Company on the date of grant, the exercise price may not be less than 110% of the fair market value of one share of common stock on the date the stock option is granted.

Stock options must be exercised within a period fixed by the Compensation Committee that may not exceed 10 years from the date of grant, except that in the case of incentive stock options granted to a holder of more than 10% of the total combined voting power of all classes of stock of the Company on the date of grant, the exercise period may not exceed five years. The A&R 2021 Plan provides for earlier termination of stock options upon the participant’s termination of service, unless extended by the Compensation Committee, but in no event may the options be exercised after the scheduled expiration date of the options.

At the Compensation Committee’s discretion, payment of the exercise price for shares of common stock on the exercise of stock options may be made in cash, shares of common stock held by the participant or in any other form of consideration acceptable to the Compensation Committee (including one or more forms of “cashless” or “net” exercise).

Stock Appreciation Rights. The Compensation Committee may grant to a participant an award of SARs, which entitles the participant to receive, upon its exercise, a payment equal to (i) the excess of the fair market value of a share of common stock on the exercise date over the SAR exercise price, times (ii) the number of shares of common stock with respect to which the SAR is exercised.

The exercise price for a SAR will be determined by the Compensation Committee in its discretion, but may not be less than 100% of the fair market value of one share of common stock on the date when the SAR is granted. Upon exercise of a SAR, payment may be made in cash, shares of common stock or a combination of cash and shares. SARs must be exercised within a period fixed by the Compensation Committee that may not exceed ten years from the date of grant.

Restricted Shares and Restricted Stock Units. The Compensation Committee may award to a participant shares of common stock subject to specified restrictions (“restricted shares”). Restricted shares are subject to forfeiture if the participant does not meet certain conditions such as continued employment over a specified forfeiture period and/or the attainment of specified performance targets over the forfeiture period.

The Compensation Committee also may award to a participant restricted stock units representing the right to receive shares of common stock (or the cash value thereof) in the future subject to the achievement of one or more goals relating to the completion of service by the participant and/or the achievement of performance or other objectives (“restricted stock units”). The terms and conditions of restricted share and restricted stock unit awards are determined by the Compensation Committee and set forth in an award agreement.

Performance Awards. The Compensation Committee may grant performance awards to participants under such terms and conditions as the Compensation Committee deems appropriate and sets forth in an award agreement. A performance award entitles a participant to receive a payment from the Company, the amount of which is based upon the attainment of predetermined performance targets over a specified award period. Performance awards may be paid in cash, shares of common stock or a combination thereof, as determined by the Compensation Committee.

Award periods will be established at the discretion of the Compensation Committee and set forth in an award agreement. The performance targets will also be determined by the Compensation Committee. When circumstances occur that cause predetermined performance targets to be an inappropriate measure of achievement, the Compensation Committee, at its discretion, may adjust the performance targets or the amount or value of the performance award.

Other Stock-Based Awards. The Compensation Committee may grant equity-based or equity-related awards, referred to as “other stock-based awards,” other than options, SARs, restricted shares, restricted stock units, or performance awards. The terms and conditions of each other stock-based award will be determined by the Compensation Committee and set forth in an award agreement. Payment under any other stock-based awards will be made in common stock or cash, as determined by the Compensation Committee.

Cash-Based Awards. The Compensation Committee may grant cash-based incentive compensation awards. The terms and conditions of each cash-based award will be determined by the Compensation Committee and forth in an award agreement.

Dividends and Dividend Equivalents. The Compensation Committee may provide that dividends or dividend equivalents accrue with respect to any shares of common stock subject to an award under the A&R 2021 Plan other than options or SARs. In no event will dividend or dividend equivalents be payable or settled on any award granted under the A&R 2021 Plan until such time as the underlying award with respect to which such dividends or dividend equivalents relate vests and is settled.

Eligibility

The Compensation Committee may grant awards to any employee, director or consultant of the Company or its affiliates. As of April 5, 2024, 4 officers, 1,169 other employees, 9 non-employee directors, and approximately 70 consultants would be eligible to be granted awards under the A&R 2021 Plan.

Limits on Non-Employee Director Compensation

The A&R 2021 Plan limits the aggregate value of equity-based and cash compensation paid to each non-employee director during any calendar year for his or her service on the Board to $600,000; however, this limit is increased to $1,200,000 for any calendar year in which a non-employee director is designated as Chairman or Lead Director or first joins the Board.

Shares Subject to the A&R 2021 Plan

Subject to any applicable adjustment for certain changes in the Company’s capitalization described below, the number of shares of common stock available for issuance pursuant to awards granted under the A&R 2021 Plan from and after the Restatement Effective Date will be (i) 1,450,000 plus (ii) any shares of common stock subject to awards granted under the A&R 2021 Plan or the 2009 Plan that become available for awards under the A&R 2021 pursuant to the terms described in the following paragraph. The total number of shares that may be issued pursuant to awards of incentive stock options will be 1,450,000, subject to any applicable adjustment for certain changes in the Company’s capitalization described below to the extent that such adjustment will not affect the status of any option intended to qualify as an incentive stock option under Section 422 of the Code. All shares issued under the A&R 2021 Plan will be authorized and unissued common stock or issued common stock that has been reacquired by the Company. As of April 5, 2024, the market price per share of the common stock was $19.33 based on the closing price of the common stock as reported on the New York Stock Exchange on such date.

With respect to awards granted under the A&R 2021 Plan or the 2009 Plan, shares of common stock underlying awards that are forfeited or canceled (as a result, for example, of the lapse of an option or a forfeiture of restricted stock), settled in cash or that are otherwise surrendered by the participant, will be available for additional grants under the A&R 2021 Plan. However, any shares surrendered to or withheld by the Company in payment or satisfaction of the exercise price or any tax withholding obligation on a stock option or SAR will not be made available for grant under the A&R 2021 Plan. In addition, shares of common stock repurchased by the Company using stock option exercise proceeds will not be available for the grant of new awards under the A&R 2021 Plan, and upon exercise of a SAR settled in shares of common stock, the gross number of shares of common stock covered by the portion of the SAR that is so exercised will cease to be available for the grant of new awards under the A&R 2021 Plan. Shares issued with respect to awards assumed by the Company in connection with acquisitions also do not count against the total number of shares available for new awards under the A&R 2021 Plan.

Corporate Transactions

In the event of any corporate event or transaction that results in a change in our capital structure, such as a merger, consolidation, reorganization, recapitalization, liquidation, stock dividend, stock split, reverse stock split or other distribution of stock or property of the Company, the Compensation Committee is empowered to make such equitable adjustments with respect to awards and the A&R 2021 Plan as it deems necessary and appropriate, including, if necessary, any adjustments in the maximum number of shares of common stock available for issuance under the A&R 2021 Plan, the number of shares of common stock subject to awards, and the purchase price or exercise price of an outstanding award.

In the event of a merger, reorganization, consolidation, exchange, transfer of assets or other transaction having a similar effect involving the Company, awards under the A&R 2021 Plan shall be subject to the transaction agreement which may provide, without limitation, for the assumption, continuation or substitution of such awards, for accelerated vesting or expiration of such awards, or for the settlement of such awards in cash or cash equivalents.

Amendment and Termination

The Board may, at any time, amend or terminate the A&R 2021 Plan, provided that no such action by the Board may be taken (i) without the affirmative approval of our shareholders if so required by applicable law or the rules of any stock exchange which lists our common stock or our voting securities, or (ii) without the consent of a participant to whom an award has been granted under the A&R 2021 Plan if such amendment or termination materially adversely affects any rights of such participant with respect to such award. Notwithstanding the foregoing, an outstanding option or SAR may not be (a) amended to reduce its purchase price or exercise price without the approval of the Company’s shareholders or (b) terminated and replaced with a substitute award, cash payment or other property if the effect of such termination and substitution is to reduce the purchase price or exercise price. Additionally, the Compensation Committee is prohibited from taking any action that would be considered a “repricing” of options or SARs under generally accepted accounting principles without shareholder approval. No awards may be made under the A&R 2021 Plan after April 15, 2034.

Federal Income Tax Consequences

The following is a summary of the federal income tax consequences of the issuance and exercise of awards under the A&R 2021 Plan. The summary is not intended to be exhaustive and does not address all matters relevant to a particular participant based on their specific circumstances. The summary expressly does not discuss the income tax laws of any state, municipality, or non-U.S. taxing jurisdiction, or the gift, estate, excise (including the rules applicable to deferred compensation under Section 409A of the Code), or other tax laws other than U.S. federal income tax law. Because individual circumstances may vary, participants should consult with their own tax advisors with respect to the tax consequences inherent in the ownership or exercise of the awards, and the ownership and disposition of any underlying securities.

Incentive Stock Options. A participant who is granted an incentive stock option will not recognize any taxable income for federal income tax purposes either on the grant or exercise of the incentive stock option, although the excess of the fair market value of the shares on the date of exercise over the exercise price is includable in the option holder’s income for alternative minimum tax purposes. If the participant disposes of the shares purchased pursuant to the incentive stock option more than two years after the date of grant and more than one year after the exercise of the option (the required statutory “holding period”), (i) the participant will recognize long-term capital gain or loss, as the case may be, equal to the difference between the amount received upon the disposition of the shares and the exercise price; and (ii) the Company will not be entitled to a deduction with respect to the shares of stock so issued. If the holding period requirements are not met, any gain realized upon disposition will be taxed as ordinary income to the extent of the lesser of (a) the excess of the fair market value of the shares at the time of exercise over the exercise price, and (b) the gain on the sale. Also in that case, the Company will be entitled to a deduction in the year of disposition in an amount equal to the ordinary income recognized by the participant. Any additional gain will be taxed as short-term or long-term capital gain depending upon the holding period for the stock. A sale for less than the exercise price results in a capital loss.

Nonqualified Stock Options. A participant who is granted a nonqualified stock option under the A&R 2021 Plan will not recognize any income for federal income tax purposes on the grant of the option. Generally, on the exercise of the option, the participant will recognize taxable ordinary income equal to the excess of the fair market value of the shares on the exercise date over the exercise price for the shares. The Company generally will be entitled to a deduction on the date of exercise in an amount equal to the ordinary income recognized by the participant. Upon disposition of the shares purchased pursuant to the stock option, the participant will recognize long-term or short-term capital gain or loss, as the case may be, equal to the difference between the amount realized on such disposition and the basis for such shares, which basis includes the amount previously recognized by the participant as ordinary income and the exercise price paid.

Stock Appreciation Rights. A participant who is granted SARs will normally not recognize any taxable income on the receipt of the SARs. Upon the exercise of a SAR, (i) the participant will recognize ordinary income equal to the amount received (the increase in the fair market value of each share of common stock from the date of grant of the SAR to the date of exercise); and (ii) the Company will be entitled to a deduction on the date of exercise in an amount equal to the ordinary income recognized by the participant.

Restricted Shares. A participant will not be taxed on the date of an award of restricted shares, but will be taxed at ordinary income rates on the fair market value of any restricted shares as of the date that the restrictions lapse, unless the participant, within 30 days after transfer of such restricted shares to the participant, elects under Section 83(b) of the Code to recognize ordinary income equal to the fair market value of the restricted shares as of the date of such transfer. The Company will be entitled to a corresponding deduction. If a Section 83(b) election is made and the shares are subsequently forfeited, the recipient will not be allowed to take a deduction for the value of the forfeited restricted shares. Any disposition of shares after restrictions lapse will be subject to the regular rules governing long-term and short-term capital gains and losses, with the basis for this purpose equal to the fair market value of the shares at the end of the restricted period (or on the date of the transfer of the restricted shares, if the employee makes a Section 83(b) election). To the extent dividends are payable during the restricted period under the applicable award agreement, any such dividends will be taxable to the participant at ordinary income tax rates and will be deductible by the Company unless the participant has made a Section 83(b) election, in which case they will be taxable to the employee as dividends and will not be deductible by the Company.

Restricted Stock Units. A participant will normally not recognize taxable income upon an award of restricted stock units, and the Company will not be entitled to a deduction until the lapse of the applicable restrictions. Upon the lapse of the restrictions and the issuance of the earned shares, the participant will recognize ordinary taxable income in an amount equal to the fair market value of the common stock received and the value of any dividend equivalents that are settled at such time, and the Company will be entitled to a deduction in the same amount.

Performance Awards, Other Stock-Based Awards and Cash-Based Awards. Normally, a participant will not recognize taxable income upon the grant of performance awards, other stock-based awards and cash-based awards. Subsequently, when the conditions and requirements of the grants have been satisfied and the payment determined, any cash received and the fair market value of any common stock received will constitute ordinary income to the participant. The Company also will then be entitled to a deduction in the same amount.

Limitations on Deductibility by the Company. Section 162(m) of the Code limits the deductibility for federal income tax purposes of certain compensation paid to any “covered employee” in excess of $1 million. For purposes of Section 162(m), the term “covered employee” includes any individual who serves as chief executive officer, chief financial officer or one of the other three most highly compensated executive officers for 2017 or any subsequent calendar year. It is expected that compensation deductions for any covered employee with respect to awards under the A&R 2021 Plan will be subject to the $1 million annual deduction limitation. The Compensation Committee may grant awards under the A&R 2021 Plan or otherwise that are or may become non-deductible when it believes doing so is in the best interests of the Company and our shareholders.

Withholding Taxes. The Company may, if the Committee deems it necessary or desirable, withhold (or secure payment from the participant in lieu of withholding) the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any award under the A&R 2021 Plan. The participant may elect to meet such withholding requirement (i) by having withheld from such award at the appropriate time that number of shares of common stock, rounded down to the nearest whole share, whose fair market value is equal to the amount of withholding taxes due, (ii) by direct payment to the Company in cash of the amount of any taxes required to be withheld with respect to such award or (iii) by a combination of shares and cash.

Section 409A. Certain types of awards under the A&R 2021 Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A are complied with, holders of such awards could be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and be subject to an additional 20% penalty tax (and, potentially, certain interest penalties). The Company will have no liability to a participant, or any other party, if an award that is intended to be exempt from, or compliant with, Section 409A is not so exempt or compliant.

Section 280G. Additionally, in connection with a change in control of the Company, and depending upon the terms and conditions of awards granted under the A&R 2021 Plan and upon the individual circumstances of the participants, certain amounts with respect to awards granted under the A&R 2021 Plan may constitute “excess parachute payments” under the “golden parachute” provisions of Section 280G of the Code. Under these provisions, a participant will be subject to a 20% excise tax on any “excess parachute payment” and the Company will be denied any deduction with respect to such payment.

Clawback

If the Board determines that the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement under applicable law, whether such noncompliance is the result of misconduct or other circumstances, a participant will be required to reimburse the Company for any amounts earned or payable with respect to an award to the extent required by and otherwise in accordance with applicable law and any Company policies adopted or implemented by the Board or the Compensation Committee from time to time. Additionally, if the Board determines that a prior determination of the level of achievement of any performance goal is materially incorrect and that materially incorrect determination has caused the payment of cash or delivery of shares in an amount greater than the amount that should have been paid or delivered had the determination been correct, the participant will be required to return to the Company, within 30 days of written demand, the excess amount.

All awards under the A&R 2021 Plan will also be subject to the terms of any clawback policy that the Company adopts or is required to adopt pursuant to applicable law or stock exchange listing standards.

Equity Compensation Plan Information

The following table sets forth certain information with respect to all of our equity compensation plans in effect as of the year ended December 31, 2023 (without regard to this Proposal 2). The only equity compensation plans in effect on December 31, 2023 were the 2009 and 2021 Plans.

	(a)	(b)	(c)
Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))

Equity compensation plans approved by security holders	3,965,606	$21.95	—
Equity compensation plans not approved by security holders	—	$—	—
Total	3,965,606	$21.95	—

(1)

This column reflects all stock options, restricted stock, restricted stock units and performance share units (assuming target achievement of performance) granted under the 2009 Plan and 2021 Plan that were outstanding as of December 31, 2023.

(2)

This column reflects the weighted-average exercise price of stock options granted under the 2009 Plan and 2021 Plan that were outstanding as of December 31, 2023. Restricted stock, restricted stock units, and performance share units reflected in column (a) are not reflected in this column as they do not have an exercise price.

Existing Plan Benefits

No awards made under the A&R 2021 Plan prior to the date of the Annual Meeting were granted subject to stockholder approval of the A&R 2021 Plan. Pursuant to SEC rules, the following table sets forth information with respect to awards that have been granted under the 2021 Plan to the NEOs and the specified groups named below as of April 5, 2024, with performance share units shown based on achievement of target performance. No associate of any director, executive officer or director nominee has received awards under the 2021 Plan.

Name and Position	Stock Options Granted	RSAs, RSUs and PSUs Granted
Stephen J. Donaghy, Chief Executive Officer	250,000	244,952
Sean P. Downes, Executive Chairman	250,000	186,848
Frank C. Wilcox, Chief Financial Officer	—	35,016
Kimberly D. Campos, Chief Administrative Officer and Chief Information Officer	—	17,508
All current executive officers as a group (4)	500,000	484,324
All current directors who are not executive officers as a group (9)	—	88,741
Separately list each recipient of 5% of the awards under the 2021 Plan that is not an NEO	—	—
All current employees, including all current officers who are not executive officers, as a group	—	693,750

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDED AND RESTATED 2021 OMNIBUS INCENTIVE PLAN

PROPOSAL 3: ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Exchange Act, we are asking shareholders to approve the compensation paid to our Named Executive Officers (the “Say on Pay Vote”), as disclosed in the Compensation Discussion & Analysis, the executive compensation tables and related narrative in this Proxy Statement. Although the voting results are not binding, we value continuing and constructive feedback from our shareholders on compensation and other important matters, and the Compensation Committee will consider the voting results when evaluating our executive compensation program.

We were disappointed with the results of our Say on Pay Vote last year, where approximately 55% of the votes cast at the 2023 Annual Meeting of Shareholders approved the executive officer compensation program described in our 2023 Proxy Statement. Following this, we engaged extensively with our stockholders. We listened to their concerns and our Compensation Committee has responded to those concerns and has continued to develop our executive compensation program with those concerns in mind. For more information on these efforts, please refer to the “2023 Say on Pay Vote and Shareholder Engagement” section of our “Compensation Discussion and Analysis” below. We believe that our program, as revised, will attract, retain and motivate high caliber executive talent to enable the Company to maximize operational efficiency and long-term profitability, better align compensation with Company financial performance and better tie management interests to long-term shareholder value creation.

We ask for your advisory approval of the following resolution:

“RESOLVED, that the shareholders hereby approve, on an advisory basis, the compensation paid to Universal Insurance Holdings, Inc.’s Named Executive Officers, as described in the Compensation Discussion & Analysis, the executive compensation tables and related narrative in this Proxy Statement.”

After considering feedback received from our advisory vote on the frequency of future Say on Pay Votes at last year’s meeting, our Board has determined to continue holding an annual Say on Pay vote. Accordingly, the next Say on Pay Vote following the Annual Meeting will be held at our 2025 Annual Meeting of Shareholders.

THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

 Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of the Company’s executive compensation program and compensation principles for the following individuals, who constitute our Named Executive Officers or “NEOs” for 2023:

Name	Position
Stephen J. Donaghy	Chief Executive Officer (CEO)
Sean P. Downes	Executive Chairman
Frank C. Wilcox	Chief Financial Officer (CFO)
Kimberly D. Campos	Chief Information Officer & Chief Administrative Officer (CIO & CAO)

The Compensation Committee oversees our compensation program for our Named Executive Officers and the equity compensation program for the Company’s employees generally. All of our executive officers are Named Executive Officers.

 2023 Say on Pay Vote and Shareholder Engagement

At the 2023 Annual Meeting, 55% of the votes cast on the Say on Pay proposal voted in favor of the Company’s NEO compensation. We place tremendous value on the viewpoints of our shareholders, and, in response to these voting results, we conducted a comprehensive shareholder engagement campaign. As part of this campaign, we reached out to 14 institutional investors, primarily consisting of our largest investors and representing ownership of approximately 66% of the Company’s outstanding common stock. Four of these investors, representing ownership of approximately 36% of the Company’s outstanding common stock, engaged with the Company and participated in meetings to discuss our executive compensation program. The Chairman of the Compensation Committee participated in each of the engagement meetings. In response to the feedback we received from these engagement efforts, we have made changes to our NEO compensation, as summarized below.

What We Heard	How We Responded
Shareholders we spoke with expressed concern that a significant portion of the CEO’s fiscal 2022 option award, made pursuant to the terms of his 2020 employment agreement, was paid in cash.

The Compensation Committee understands shareholder concerns with respect to the CEO’s fiscal 2022 option award. The Committee will no longer replace NEOs’ long term equity incentive compensation with cash awards, which lack shareholder alignment and the underlying time- and/or performance-based vesting criteria applicable under our equity awards.

Most shareholders expressed concern that for our CFO and CIO, the annual cash incentive is discretionary and not subject to specified performance criteria and equity awards are only subject to time-based vesting.

In late 2023, the Compensation Committee restructured the CFO and CIO’s compensation packages as part of the negotiation of new employment agreements with these officers. All NEOs are now under the same performance-based short-term cash incentive structure (with threshold, target and maximum levels of achievement of applicable performance goals) and all NEOs will receive 50% of their long-term equity incentive compensation in the form of Performance Stock Units (PSUs) with a three-year performance period (with threshold, target and maximum levels of achievement of applicable performance goals). As a result, the CFO and CIO will be subject to the same short-term cash incentive and long-term PSU criteria as the CEO and Executive Chairman.

Some shareholders noted a lack of understanding regarding the role of our CEO and Executive Chairman and that we provided minimal disclosure regarding Executive Chairman’s role

The Executive Chairman is critical to the Company and its performance. Relative to Florida homeowners insurance peers, the vast majority of which are private, Universal’s structure is far more complex and vertically integrated. In addition to running two homeowners insurance subsidiaries, Universal’s enterprise also includes a full-service claims adjusting operation, one of the largest captive property insurance law firms in Florida, a full-fledged reinsurance brokerage subsidiary and a digital insurance agency (including a direct-to-consumer sales platform). This unique structure serves to significantly enhance returns on equity, while also providing a meaningful buffer in challenging underwriting periods.

While the CEO oversees the core homeowners insurance subsidiaries and has overall responsibility for the consolidated entity, the Executive Chairman oversees the aforementioned claims adjusting, legal and reinsurance brokerage subsidiaries, which are critical to Universal’s long-term success and ability to create sustainable, long-term value for shareholders. The Executive Chairman specifically is well positioned to lead these areas, as he built Universal’s claims adjusting, legal and reinsurance brokerage departments from the ground up and was the visionary behind the Company’s vertically integrated structure. Additionally, his experience, unique skill set, industry relationships and Florida homeowners insurance market expertise are invaluable to the Company, as he has over 25 years of executive level experience in Universal’s core market and product segment.

This partnership approach between the CEO and Executive Chairman has allowed Universal to thrive relative to Florida homeowners insurance peers both during challenging and successful periods for the industry, and it provides the CEO with additional time to effectively lead the overall organization and concentrate on strategic priorities. We firmly believe this partnership approach best serves both the interests of the Company and our shareholders.

In setting the Executive Chairman’s compensation, the Compensation Committee took into account the need to both retain and motivate someone of Mr. Downes’ caliber, tenure and skill set, the criticality of his role specific to the Company and its ability to execute on its strategic objectives, his prior role as CEO of the Company, his performance and his impact on driving long-term shareholder value creation.

 Compensation Philosophy and Key Considerations in Setting Compensation

The Compensation Committee designs our executive compensation program to:

•	attract, retain and reward high-performing executives who will work well as a team to drive Company growth and profitability;

•	align with our pay-for-performance philosophy

•	drive long-term, sustainable value creation for shareholders;

•	balance both short- and long-term focus;

•	manage the Company in a prudent and responsible manner; and

•	maintain and enhance the Company’s reputation for operational excellence.

In making its decisions, the Compensation Committee takes into account, among other things:

•	the Company’s performance;

•	shareholder alignment;

•	the voting results of the annual say on pay resolution;

•	individual performance;

•	the Company’s executive talent strategy and needs;

•	the recommendations of the Chief Executive Officer;

•	the terms of applicable employment agreements with the Named Executive Officers; and

•	the advice of the Compensation Committee’s independent compensation consultant and outside legal counsel.

 Corporate Governance Best Practices

We follow good governance practices that our Compensation Committee believes are in the best interests of our shareholders. These practices include the following:

What We Do	What We Don’t Do
✓ Emphasize at-risk pay and pay for performance	× Significant perquisites
✓ Maintain a clawback policy applicable to all NEOs	× Supplemental pension or retirement plans for our NEOs
✓ Engage an independent compensation consultant	× Hedging or pledging of Company shares by executives
✓ Perform annual risk assessments of compensation programs	× Current dividends paid on unearned or unvested equity awards
✓ Provide at least 50% of long-term incentive awards as performance-based (beginning with FY2024)	× Single-trigger cash payments or tax gross-ups upon a change in control
✓ Maintain stock ownership guidelines for our CEO and Executive Chairman	× Repricing or exchange of underwater stock options without stockholder approval

 2023 CEO Pay Mix

To align pay levels for our CEO with the Company’s performance, our pay mix places the greatest emphasis on performance-based incentives. As illustrated below, approximately 76% of our CEO’s 2023 total target compensation (i.e., base salary, target annual cash incentive, and target long-term equity incentives) is variable and at-risk. As noted above, commencing in 2024, the total target compensation opportunities for all of our NEOs will provide a substantial portion of compensation that is at risk.

 2023 Compensation Components

Base Salary

Base salaries for each Named Executive Officer are set forth in their respective employment agreements. In general, base salaries for our Named Executive Officers are set after considering a number of factors, including the size, scope and impact of their role, the market value associated with their role, leadership skills and values, length of service, and individual performance and contributions. The objective in setting base salaries is to provide an appropriate level of fixed compensation that will promote executive recruitment and retention. With the exception of Ms. Campos, whose salary increased by approximately 8% in light of individual performance and internal pay equity, base salaries for our NEOs were unchanged from 2022 levels. For 2023, our NEO’s base salaries were as follows:

Name	2023 Annual Base Salary

Stephen J. Donaghy	$1,000,000

Sean P. Downes	$1,000,000

Frank C. Wilcox	$500,000

Kimberly D. Campos	$340,000

Annual Cash Incentive Award

For 2023, Messrs. Donaghy and Downes were each eligible to receive an annual cash incentive award based on achievement of three performance metrics – net operating ratio, gross premiums written, and a qualitative assessment of job performance – each weighted and defined as set forth below. Cash incentive award payouts are capped at the “target” level, unless the Company’s stock price performance for the year ranks in the top third of the Russell 3000.

2023 Cash Incentive Award Performance Metrics
Weighting	Performance Metric	Threshold	Target	Max
50%	Net operating ratio*	100%	95%	90%
30%	GPW** growth	4%	8%	15%
20%	Qualitative	Qualitative

*

Net operating ratio’s numerator is calculated as the sum of losses & LAE, policy acquisition costs and other operating expenses, less net investment income, commission revenue, policy fees and other revenues, while the denominator reflects net premiums earned.

**	GPW reflects gross premiums written.

Mr. Donaghy’s target cash incentive opportunity is 150% of his base salary (with a threshold opportunity of 50% of target and a maximum opportunity of 200% of target) and Mr. Downes’ target cash incentive opportunity is 100% of his base salary (with a threshold opportunity of 50% of target and a maximum opportunity of 200% of target).

In 2023, the net operating ratio for the year was 93.3%. As a result, this component of the cash incentive award paid out between target and max. The Company’s gross premiums written growth was 4.1% in 2023, which was just above the “threshold” level of 4%. The Company’s stock price performance in 2023 was in the top third of the Russell 3000. Finally, the Compensation Committee determined that Messrs. Donaghy and Downes fully met the Committee’s expectations on the qualitative criteria of the award and determined this portion of the annual incentive to be achieved at target. The committee considered several factors, including each executive’s strong leadership in a challenging Florida homeowners insurance environment, strong execution of Universal’s claims response to Hurricane Idalia and successful placement of Universal’s 2023-2024 catastrophe reinsurance program.

Accordingly, the annual cash incentive award paid out at the 97.8% level. As Mr. Donaghy’s target cash incentive amount was $1,500,000, Mr. Donaghy received $1,467,418 for his 2023 cash incentive award. As Mr. Downes’s target cash incentive amount was $1,000,000, Mr. Downes received $978,278 for his 2023 cash incentive award.

Annual Cash Bonus

For Mr. Wilcox and Ms. Campos, based on Mr. Donaghy’s recommendation, the Compensation Committee awarded discretionary bonuses in the amounts of $300,000 and $100,000, respectively. Mr. Donaghy’s recommendation was based primarily on Mr. Wilcox’s leadership of the Company’s finance and accounting functions and on Ms. Campos’s continued leadership in the areas of information technology and risk management. In approving Mr. Wilcox’s bonus, the Compensation Committee also took into account input from the Audit Committee.

As noted above, commencing in 2024, Mr. Wilcox and Ms. Campos will participate in the Company’s annual cash incentive plan and will be subject to the same performance-based short-term cash incentive structure and criteria as the CEO and Executive Chairman (with threshold, target and maximum levels of achievement of applicable performance goals).

Equity Incentive Compensation

In general, the Company uses equity awards to align executives’ interests with shareholders’ interests, to focus executives on delivering long-term value to shareholders and to retain executives. Restricted stock units (“RSUs”) are generally settled in common stock upon vesting (but may be cash settled to the extent that such is determined appropriate in the Compensation Committee’s discretion) and are subject to time-based vesting requirements. Performance stock units (“PSUs”) are also settled in common stock upon vesting (but may be cash settled to the extent that such is determined appropriate in the Compensation Committee’s discretion) and are subject to both time-based and performance-based vesting requirements. Dividend equivalents are accrued on both RSUs and PSUs and are paid out in cash at the time that the award vests and shares are delivered to the executive in settlement of the award.

In 2023, Messrs. Donaghy and Downes each received an annual equity grant comprised 50% of RSUs and 50% of PSUs. Mr. Donaghy received $875,000 in RSUs and $875,000 in PSUs; Mr. Downes received $500,000 in RSUs and $500,000 in PSUs. The RSUs vest ratably over a three-year period, and the PSUs will vest following the conclusion of a three-year performance period that runs through the end of fiscal 2025, but only to the extent that the performance criteria in the table below are met, with no vesting for performance below threshold:

2023 PSU Equity Vesting Criteria
Criteria	Threshold	Target	Max
3-year adjusted* book value per share growth	5%	10%	25%

*	Excludes cumulative dividends declared and accumulated other comprehensive income.

These PSUs will vest at 50% for threshold performance, 100% for target performance and 200% for maximum performance.

Mr. Wilcox and Ms. Campos did not receive any equity grants in 2023. As noted above, commencing with fiscal 2024, Mr. Wilcox and Ms. Campos will participate in the company’s long-term equity incentive plan, will receive 50% of their long-term equity incentive compensation in the form of PSUs with a three-year performance period (with threshold, target and maximum levels of achievement of applicable performance goals) and will be subject to the same PSU criteria as the CEO and Executive Chairman.

Perquisites and Other Benefits

In 2023, the Company provided the following benefits to each of the Named Executive Officers: (1) Company-paid medical, dental, disability and other insurance premiums and (2) an annual automobile allowance. The Company also provided Company-paid premiums for term life insurance and tuition assistance benefits for certain Named Executive Officers.

Our NEOs also participate in our corporate-wide benefit programs, which includes participation in the Company’s 401(k) plan. The Company does not provide its Named Executive Officers with any tax-qualified or nonqualified defined benefit pension plans, supplemental executive retirement plans, deferred compensation plans or other forms of retirement compensation.

Compensation Clawback Policy

In November 2023, the Compensation Committee adopted a Compensation Recoupment Policy (the “Clawback Policy”) designed to comply with final listing standards adopted by the New York Stock Exchange to implement Exchange Act Rule 10D-1. Under the Clawback Policy, the Company will recoup any excess incentive-based compensation earned by an executive officer, on or after October 2, 2023 and during a three fiscal year lookback period, in the event of a financial restatement if a lesser amount of incentive-based compensation would have been earned had such incentive-based compensation been determined based on the restated results. For purposes of the Clawback Policy, incentive-based compensation includes any compensation granted, earned or vested based in whole or in part on the Company’s attainment of a financial reporting measure, and includes our 2023 annual cash incentive award payouts as well as our 2023 PSUs.

No Hedging or Pledging Shares

Our directors, executive officers and senior accounting, finance and legal personnel may not hedge or short shares of our common stock, engage in options trading, trade on margin or pledge shares of our common stock as collateral for a loan or other indebtedness. Other Company employees are not subject to these restrictions.

Stock Ownership Guidelines

Under our Stock Ownership Guidelines, the CEO and the Executive Chairman are each expected to own shares of our common stock having a value of at least three times their respective annual base salaries. As of March 31, 2024, each of Messrs. Donaghy and Downes were in compliance with these guidelines.

Compensation Risk Assessment

Our employee compensation program is intended to address, among other things, whether the program pays for performance and whether the program encourages unnecessary or excessive risk taking. We do not believe that our current compensation program creates risks that are reasonably likely to have a material adverse effect on the Company for the following reasons:

•

a significant portion of total compensation is linked to the Company’s long-term performance, which encourages the creation of shareholder value and achievement of key operational and business development goals; and

•	our clawback policies provides additional assurance that risks associated with our compensation plans and policies are further mitigated.

 Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Michael A. Pietrangelo, Chair

Shannon A. Brown

Richard D. Peterson

 2023 Summary Compensation Table

The following table sets forth the compensation paid to or earned by the Named Executive Officers during each of the last three years.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Options Awards	Non-Equity Incentive Plan Compensation	All Other Compensation (2)	Total
Stephen J. Donaghy, Chief Executive Officer and Director	2023	$1,000,000	—	$1,750,002	—	$1,467,418	$70,534	$4,287,954
	2022	$1,000,000	—	$750,002	$307,827	$750,000	$770,564	$3,578,393
	2021	$1,000,000	—	$1,468,000	$1,000,000	—	$72,457	$3,540,457

Sean P. Downes, Executive Chairman	2023	$1,000,000	—	$999,990	—	$978,278	$464,831	$3,443,099
	2022	$1,000,000	—	$999,994	$511,222	$500,000	$74,984	$3,086,200
	2021	$1,000,000	—	—	—	—	$72,143	$1,072,143

Frank C. Wilcox, Chief Financial Officer	2023	$500,000	$300,000	—	—	—	$60,035	$860,035
	2022	$500,000	$300,000	$95,800	—	—	$48,864	$944,664
	2021	$462,500	$325,000	—	—	—	$63,280	$850,780

Kimberly D. Campos, Chief Admin. Officer, Chief Information Officer and Director	2023	$340,000	$100,000	—	—	—	$74,611	$514,611
	2022	$315,000	$100,000	$47,900	—	—	$27,294	$490,194
	2021	$300,000	$100,000	$84,550	—	—	$34,352	$518,902

(1)

The amounts reported in this column represent the aggregate grant date fair value related to the PSUs and RSUs granted to Messrs. Donaghy and Downes (see the “2023 Grants of Plan-Based Awards” table below for further details regarding the PSUs and RSUs granted). Grant date fair value is computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”) without regard to forfeitures related to service-based vesting conditions. PSUs are reflected based on the probable outcome of the performance conditions at grant. For awards granted in 2023, assuming the maximum potential payouts, the amounts attributable to the PSUs in this column would be $1,750,002 for Mr. Donaghy and $999,991 for Mr. Downes. For additional information on the assumptions used in our equity award valuations, see Note 9 to our Financial Statements in our 2023 Annual Report filed with the SEC on February 28, 2024.

(2)	For further details regarding all other compensation contained in this column, see the “2023 All Other Compensation” table below.

 2023 All Other Compensation Table

The following table sets forth amounts included in the “All Other Compensation” column in the 2023 Summary Compensation Table.

	Insurance Premiums

Name	Medical/ Dental	Life/ Disability/ Other	401(k) Match	Auto Allowance and Related Expenses	Other (1)	Total
Stephen J. Donaghy	$20,695	$25,839	$16,500	$7,500	—	$70,534
Sean P. Downes	$37,607	$33,104	$16,500	$6,000	$371,620	$464,831
Frank C. Wilcox	$16,421	$19,914	$16,500	$7,200	—	$60,035
Kimberly D. Campos	$12,323	$7,492	—	$4,796	$50,000	$74,611

(1)

Amount reported for Mr. Downes reflects cash out of accrued but unused paid time off. Amount reported for Ms. Campos represents tuition assistance in connection with her Master of Business Administration degree.

 2023 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of executive compensation plan-based awards to the Named Executive Officers during the year ended December 31, 2023. Mr. Wilcox and Ms. Campos did not receive any incentive plan awards for fiscal 2023, but as noted above they will participate in the short-term and long-term incentive compensation programs commencing with fiscal 2024.

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock Awards (3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#) (1)	Maximum (#)
Stephen J. Donaghy	—	$750,000	$1,500,000	$3,000,000	—	—	—	—	$—
	3/30/2023	—	—	—	23,960	47,919	95,838	—	$875,001
	3/30/2023	—	—	—	—	—	—	47,919	$875,001
Sean P. Downes	—	$500,000	$1,000,000	$2,000,000	—	—	—	—	—
	3/30/2023	—	—	—	13,691	27,382	54,764	—	$499,995
	3/30/2023	—	—	—	—	—	—	27,382	$499,995
Frank C. Wilcox	—	—	—	—	—	—	—	—	—
Kimberly D. Campos	—	—	—	—	—	—	—	—	—

(1)

These PSUs vest based upon the level of achievement of pre-established annual company performance objectives during a three-year performance award cycle, with 50% vesting for threshold performance, 100% vesting for target performance and 200% vesting for maximum performance. See note (1) of the 2023 Summary Compensation Table for additional information about these awards.

(2)	These RSUs vest ratably on March 30, 2024, 2025 and 2026.

(3)

The amounts shown in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See note (1) of the 2023 Summary Compensation Table above for a discussion of the relevant assumptions used in calculating these amounts.

 2023 Outstanding Equity Awards at Year-End

The following table sets forth certain information regarding unexercised options, RSUs and PSUs held by the Named Executive Officers that had not vested as of December 31, 2023.

	Options Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares,Units or Other Rights That Have Not Vested (1)

Stephen J. Donaghy	286,046	—		$16.92	4/7/2030	—		—	—		—

	250,196	125,098	(2)	$14.75	3/1/2031	—		—	—		—

	83,334	166,666	(3)	$11.80	3/2/2032	—		—	—		—

	—	—		—	—	—		—	123,052	(4)	$1,966,371

	—	—		—	—	—		—	95,838	(5)	$1,531,491

	—	—		—	—	47,919	(6)	$765,746	—		—

Sean P. Downes	66,666	—		$19.52	2/28/2026	—		—	—		—

	150,000	—		$19.52	2/28/2026	—		—	—		—

	433,334	—		$27.20	1/20/2027	—		—	—		—

	463,047	—	(7)	$32.80	3/19/2028	—		—	—		—

	100,991	—		$31.64	3/14/2029	—		—	—		—

	221,294	—		$18.23	4/30/2030	—		—	—		—

	83,334	166,666	(8)	$13.19	4/7/2032	—		—	—		—

	—	—		—	—	—		—	82,034	(4)	$1,310,903

	—	—		—	—	—		—	54,764	(5)	$875,129
	—	—		—	—	27,382	(6)	$437,564	—		—

	—	—		—	—	13,672	(9)	$218,479	—		—

Frank C. Wilcox	25,000	—		$31.64	3/14/2029	—		—	—		—

	104,138	—		$18.23	4/30/2030	—		—	—		—

	—	—		—	—	3,333	(10)	$53,261	—		—

	—	—		—	—	6,666	(11)	$106,523	—		—

Kimberly D. Campos	—	—		—	—	1,666	(10)	$26,623	—		—

	—	—		—	—	3,333	(11)	$53,261	—		—

(1)	Calculated based on closing stock price of $15.98 on December 29, 2023, the last trading day of fiscal 2023.

(2)	The options held by Mr. Donaghy with an exercise price of $14.75 vest on March 1, 2024.

(3)	The options held by Mr. Donaghy with an exercise price of $11.80 ratably vest on March 2, 2024 and 2025.

(4)

The 2022 PSUs granted to Messrs. Donaghy and Downes. on June 14, 2022 are earned based upon the level of achievement of pre-established annual company performance objectives during a three-year performance award cycle, with 50% of performance shares vesting for threshold performance, 100% vesting for target performance and 200% vesting for maximum performance. The value above reflects maximum performance, pursuant to SEC requirements.

(5)

The 2023 PSUs granted to Messrs. Donaghy and Downes. on March 30, 2023 are earned based upon the level of achievement of pre-established annual company performance objectives during a three-year performance award cycle, with 50% of performance shares vesting for threshold performance, 100% vesting for target performance and 200% vesting for maximum performance. The value above reflects maximum performance, pursuant to SEC requirements.

(6)	The RSUs granted to Messrs. Donaghy and Downes on March 30, 2023 are subject to time-based vesting conditions, and ratably vest on March 30, 2024, 2025 and 2026.

(7)	The options held by Mr. Downes with an exercise price of $32.80 were voluntary forfeited subsequent to December 31, 2023.

(8)	The options held by Mr. Downes with an exercise price of $13.19 ratably vest on April 7, 2024 and 2025.

(9)	The RSUs held by Mr. Downes are subject to time-based vesting conditions, and vest on December 15, 2024.

(10)	The RSUs held by Mr. Wilcox and Ms. Campos are subject to time-based vesting conditions and vest on December 17, 2024.

(11)	The RSUs held by Mr. Wilcox and Ms. Campos are subject to time-based vesting conditions and ratably vest on December 16, 2024, and 2025.

 Options Exercised and Stock Vested

The following table sets forth information regarding stock awards held by the Named Executive Officers that vested during the year ended December 31, 2023. The amounts shown reflect the number of units vesting multiplied by the closing price per share on the applicable vesting date. No Named Executive Officers exercised any stock options during 2023.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting

Stephen J. Donaghy	41,000	$419,430

Sean P. Downes (1)	13,672	$218,342

Frank C. Wilcox (1)	6,667	$107,539

Kimberly D. Campos (1)	3,334	$53,777

(1)

These RSUs were cash settled for Mr. Downes based on the closing market price per share of $15.97 on December 15, 2023. With respect to Mr. Wilcox and Ms. Campos, these RSUs were cash settled based on the closing market price per share of $16.13 on December 18, 2023.

 Employment Agreements and Potential Payments Upon Termination or Change in Control

The following summaries describe the material terms of each NEO’s employment agreement in effect in 2023.

Amended and Restated Donaghy Employment Agreement

Mr. Donaghy’s employment agreement was amended and restated effective April 7, 2022. The term commenced on January 1, 2020 and will continue until the termination of such employment.

Base Salary: Mr. Donaghy’s amended and restated employment agreement provides for a $1 million base salary, which will not be increased or decreased during the term.

Annual Short-Term Cash Incentive Award: Mr. Donaghy’s amended and restated employment agreement provides for an annual cash incentive for each calendar year with a threshold opportunity of 75% of base salary, a target opportunity of 150% of base salary and a maximum opportunity of 300% of base salary, based on the level of achievement of annual company and individual performance-based objectives for such calendar year.

Annual Long-Term Equity Incentive Awards: Pursuant to Mr. Donaghy’s amended and restated employment agreement, he is eligible to receive an annual grant of restricted share units with a target value of $1,750,000, at least 50% of which must be performance-based and no more than 50% of which may be time-based. The performance-based component of his equity incentive opportunity is based upon the level of achievement of pre-established annual company performance objectives during a three-year performance award cycle, with 50% of performance shares vesting for threshold performance, 100% vesting for target performance and 200% vesting for maximum performance. The time-based component of his equity incentive opportunity will vest in 1/3 increments annually over three years.

If Mr. Donaghy is terminated without cause or resigns for good reason, he would be entitled to a lump-sum cash amount equal to 12 months’ base salary and 12 months of COBRA coverage, subject to his execution of a general release of claims in favor of the Company. He would also be entitled to receive a pro rata portion of his annual incentive award for the year of termination, calculated on the basis of the Company’s actual performance for such year.

In the event of a change in control and Mr. Donaghy is terminated without cause or resigns for good reason within 24 months after such change in control, Mr. Donaghy would be entitled to a lump-sum cash amount equal to 24 months’ base salary, plus two times any annual cash incentive paid for the calendar year prior to the change in control, subject to his execution of a general release of claims in favor of the Company. All such change in control payments would be reduced to the extent they would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, if such reduction would result in Mr. Donaghy receiving a higher net after-tax amount.

If Mr. Donaghy becomes disabled, then the Company would be entitled to suspend his officership, but Mr. Donaghy would be entitled to remain an employee of the Company and receive his compensation and benefits for the lesser of (i) one year from the date of such suspension or (ii) the date on which he is first eligible for long-term disability payments under the Company’s long-term disability plan. If Mr. Donaghy is terminated due to disability or dies, he or his estate, respectively, would be entitled to receive a pro rata portion of his annual incentive award for the year of termination, calculated on the basis of the Company’s actual performance for such year.

Mr. Donaghy is subject to a non-compete provision under the agreement that prohibits him from engaging in certain competitive activities for a period of three years following his termination. In the event he and the Company have not entered into a new agreement or renewed this agreement on or prior to December 31, 2023, the non-compete period will be two years. The agreement also contains nondisparagement, nonsolicitation and confidentiality provisions.

Downes Employment Agreement

Mr. Downes’s employment agreement provides that he will serve as the Executive Chairman of the Board. There is no specified term of the agreement. Pursuant to his agreement, Mr. Downes is entitled to receive $1 million in annual base salary and a target annual cash incentive of 100% of base salary and 200% of base salary for max performance, with the actual annual cash incentive payable to be determined based on factors the Committee determines to be appropriate, including, but not limited to, the Company’s financial and operational performance objectives as well as local, national and/or global conditions that directly or indirectly affect the Company. Notwithstanding these provisions, the Compensation Committee has determined and Mr. Downes has agreed that his short-term cash incentive and long-term equity incentive compensation will be based on the same annual cash incentive plan and RSU/PSU design we provide for our CEO.

If Mr. Downes is terminated without cause or resigns for good reason, he would be entitled to a lump-sum cash amount equal to 12 months’ base salary and 12 months of COBRA coverage, subject to his execution of a general release of claims in favor of the Company. He would also be entitled to receive a pro rata portion of his annual incentive award for the year of termination, calculated on the basis of the Company’s actual performance for such year.

In the event of a change in control and Mr. Downes is terminated without cause or resigns for good reason within 24 months after such change in control, Mr. Downes would be entitled to a lump-sum cash amount equal to 24 months’ base salary, plus two times any annual cash incentive paid for the calendar year prior to the change in control, subject to his execution of a general release of claims in favor of the Company. All such change in control payments would be reduced to the extent they would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, if such reduction would result in Mr. Downes receiving a higher net after-tax amount.

If Mr. Downes becomes disabled, then the Company would be entitled to suspend his status as Executive Chairman of the Board, but Mr. Downes would be entitled to remain an employee of the Company and receive his compensation and benefits for the lesser of (i) one year from the date of such suspension or (ii) the date on which he is first eligible for long-term disability payments under the Company’s long-term disability plan. If Mr. Downes is terminated due to disability or dies, he or his estate, respectively, would be entitled to receive a pro rata portion of his annual incentive award for the year of termination, calculated on the basis of the Company’s actual performance for such year. In addition, such termination will be treated as a termination without cause for the purpose of determining the Company’s obligation with respect to equity awards held by Mr. Downes.

Mr. Downes is subject to a non-compete provision under the agreement that prohibits him from engaging in certain competitive activities for a period of three years following his termination. The agreement also contains nondisparagement, nonsolicitation and confidentiality provisions.

Wilcox Employment Agreement

Mr. Wilcox’s employment agreement, as in effect in 2023, provided that he will continue to serve as the Company’s Chief Financial Officer for a term beginning on January 1, 2022 and ending on December 31, 2023. He was entitled to receive an annual base salary of $500,000, which may be subject to adjustment by the Company in its sole discretion and taking into account the recommendation of the Chief Executive Officer, subject to his continued employment through the payment date of the bonus.

Under his agreement as in effect in 2023, if Mr. Wilcox were terminated without cause, he would be entitled to receive a lump-sum cash amount equal to his base salary for the remaining term of the agreement, subject to his execution of a general release of claims in favor of the Company.

On December 29, 2023, the Company entered into an Amended and Restated Employment Agreement with Mr. Wilcox with the following key terms:

Term. Mr. Wilcox will serve as CFO of the Company for a term beginning on January 1, 2024 and ending on December 31, 2025, unless earlier terminated in accordance with its terms.

Base Salary. Mr. Wilcox will receive a base salary of $600,000 for each contract year. The base salary is subject to adjustment by the Compensation Committee based on the recommendation of the CEO.

Annual Cash Incentive. Mr. Wilcox is eligible to receive an annual cash incentive based upon the level of achievement of annual Company and individual performance objectives for such calendar year. The annual cash incentive for each calendar year shall be $262,500 for threshold performance, $350,000 for target performance, and $437,500 for maximum performance.

RSUs. Mr. Wilcox is eligible to receive a grant of RSUs with a target value of $300,000. No more than 50% of the RSU grant will be subject to time-based vesting conditions, and no less than 50% of the RSU grant will be subject to performance-based vesting conditions.

Termination. If Mr. Wilcox is terminated for any reason, he will receive a lump sum cash payment equal to accrued but unpaid base salary through the date of termination. If Mr. Wilcox is terminated without Cause (as defined in his agreement), he will also receive a lump-sum cash payment equal to 50% of his annual base salary plus the pro rata portion of the annual cash incentive for the year of termination or resignation calculated on the basis of the Company’s actual performance for such year, prorated based on the number of days elapsed in such year through the date of termination for the remaining portion of such year, subject to his execution of a general release of claims in favor of the Company.

Covenants. Mr. Wilcox is subject to a non-compete provision that prohibits him from engaging in certain competitive activities during the Term and for a period of 12 months following his termination. His agreement also contains nondisparagement, nonsolicitation and confidentiality provisions.

Campos Employment Agreement

Ms. Campos’s employment agreement, as in effect in 2023, provided that she will continue to serve as the Company’s Chief Administrative Officer and Chief Information Officer for a term beginning on January 1, 2022 and ending on December 31, 2023. She was to receive an annual base salary of $315,000, which may be subject to adjustment by the Compensation Committee based on the recommendation of the CEO. She was also eligible to receive an annual bonus as determined by the Company in its sole discretion and taking into account the recommendation of the CEO, subject to her continued employment through the payment date of the bonus.

Under her agreement, as in effect in 2023, if Ms. Campos were terminated without cause, she will also receive a lump-sum cash payment equal to her base salary for the remaining term of the agreement, subject to her execution of a general release of claims in favor of the Company.

On December 29, 2023, the Company entered into an Amended and Restated Employment Agreement with Ms. Campos with the following key terms:

Term. Ms. Campos will serve as Chief Administrative Officer and Chief Information Officer of the Company for a term beginning on January 1, 2024 and ending on December 31, 2025, unless earlier terminated in accordance with its terms.

Base Salary. Ms. Campos will receive a base salary of $375,000 for each contract year. The base salary is subject to adjustment by the Company’s Compensation Committee based on the recommendation of the CEO.

Annual Cash Incentive. Ms. Campos is eligible to receive an annual cash incentive based upon the level of achievement of annual Company and individual performance objectives for such calendar year. The annual cash incentive for each calendar year shall be $93,750 for threshold performance, $125,000 for target performance, and $156,250 for maximum performance.

RSUs. Ms. Campos is eligible to receive a grant of RSUs with a target value of $150,000. No more than 50% of the RSU grant will be subject to time-based vesting conditions, and no less than 50% of the RSU grant will be subject to performance-based vesting conditions.

Termination. If Ms. Campos is terminated for any reason, she will receive a lump sum cash payment equal to accrued but unpaid base salary through the date of termination. If Ms. Campos is terminated without Cause (as defined in her agreement), she will also receive a lump-sum cash payment equal to 50% of her annual base salary plus the pro rata portion of the annual cash incentive for the year of termination or resignation calculated on the basis of the Company’s actual performance for such year, prorated based on the number of days elapsed in such year through the date of termination for the remaining portion of such year, subject to her execution of a general release of claims in favor of the Company.

Covenants. Ms. Campos is subject to a non-compete provision that prohibits her from engaging in certain competitive activities during the Term and for a period of 12 months following her termination. Her agreement also contains nondisparagement, nonsolicitation and confidentiality provisions.

 2023 Potential Payments Upon Termination or Change in Control Table(1)

The following table presents the potential payments to which our NEOs would have been entitled assuming a termination or change in control had occurred as of December 31, 2023.

Name	Benefit (1)		Termination Without Cause or for Good Reason (2)		Upon Change in Control (3)	Upon Death (4)	Upon Disability (4)
Stephen J. Donaghy	Base Salary		$1,000,000		$2,000,000	—	—

	Annual Incentive Award		$1,467,418		$1,500,000	$1,467,418	$1,467,418

	Equity Compensation	(5)	$3,016,879		$3,365,211	$3,016,879	$3,016,879

	COBRA Payments		$20,695	(6)	—	—	—

Sean P. Downes	Base Salary		$1,000,000		$2,000,000	—	—

	Annual Incentive Award		$978,278		$1,000,000	$978,278	$978,278

	Equity Compensation	(5)	$1,981,558		$2,214,057	$1,763,078	$1,763,078

	COBRA Payments		$37,607	(6)	—	—	—

Frank C. Wilcox	Base Salary		—		—	—	—

	Equity Compensation	(5)	$159,784		$159,784	—	—

Kimberly D. Campos	Base Salary		—		—	—	—

	Equity Compensation	(5)	$79,884		$79,884	—	—

(1)

If the payments and benefits to a Named Executive Officer under his or her respective employment agreement or another plan, arrangement or agreement would subject the Named Executive Officer to the excise tax imposed by Section 4999 of the Code, then such payments will be reduced by the minimum amount necessary to avoid such excise tax, if such reduction would result in the Named Executive Officer receiving a higher net after-tax amount. The amounts reflected in this table do not reflect the application of any reduction in compensation or benefits pursuant to the terms of their employment agreements.

(2)

For each of Messrs. Donaghy and Downes, the amounts in this column assume a termination of employment without “cause” or for “good reason” on December 31, 2023, and no prior change in control, and represent (i) a lump-sum cash amount equal to 12 months’ base salary and 12 months of COBRA coverage (which amounts are included separately), (ii) a pro rata portion of his annual incentive award for the year of termination, calculated on the basis of the Company’s actual performance for such year, each of (i) and (ii) subject to his execution of a general release of claims in favor of the Company, and (iii) the value of any stock options that would have vested had he been continuously employed through the end of the one-year period following the termination date, and the value of any unvested RSUs and PSUs, which will fully vest as of the termination date. The PSUs will be deemed earned at the target level. For Mr. Wilcox and Ms. Campos, the amounts in this column assume a termination of employment without “cause” and represent a lump-sum cash payment equal to his or her base salary for a period equal to the remaining term of his or her 2022 Employment Agreement, which expired on December 31, 2023.

(3)

The amounts in this column assume a termination of employment without “cause” or for “good reason” on December 31, 2023, upon or within 24 months after a change in control. With respect to each of Messrs. Donaghy and Downes, the amounts represent (i) two times his then-annual rate of base salary, (ii) two times any annual cash incentive paid for the calendar year prior to the change in control, each of (i) and (ii) subject to his execution of a general release of claims in favor of the Company, and (iii) the value of all of his unvested equity compensation (stock options RSUs and PSUs), which would immediately vest (the PSUs would vest at the target level) and/or become exercisable with options remaining outstanding for up to one year following termination.

(4)

The amounts in these columns represent the annual incentive award and the intrinsic value of outstanding PSUs, which will fully vest and be deemed earned at target level, and the intrinsic value of outstanding stock options and RSUs that would have vested had the Named Executive Officer been continuously employed through the end of the one-year period following the termination date.

(5)

Includes the “intrinsic value” as of December 31, 2023 (that is, the value based upon the last reported sales price of our common stock on the NYSE on December 29, 2023, the last trading day of fiscal 2023, of $15.98, and in the case of stock options, minus the exercise price) of equity awards that would become exercisable or vested in the event of a termination of employment and change-in-control assuming the awards are not assumed or substituted. For all outstanding equity awards owned by our Named Executive Officers as of December 31, 2023, see the 2023 Outstanding Equity Awards at Year-End table above.

(6)	Messrs. Donaghy and Downes are also entitled to up to 12 months of COBRA payments in the event of a termination of employment without “cause” or for “good reason.”

 CEO Pay Ratio

For 2023:

•	the annual total compensation of the median compensated of all employees of our Company (other than our CEO) was $90,719; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $4,287,954.

Based on this information, for 2023, the ratio of the annual total compensation of Mr. Donaghy, our Chief Executive Officer, to the annual total compensation of the median compensated of all Company employees (other than Mr. Donaghy), calculated in a manner consistent with Item 402(u) of Regulation S-K, was 47 to 1.

To identify the median employee, we reviewed our employee population as of December 31, 2023 and compensation for the period of January through December 31, 2023 as reported to the Internal Revenue Service on Form W-2 in Box 1, which we determined reasonably reflects the compensation of our employees. Once we identified our median employee, we combined all of the elements of such employee’s compensation for the full 2023 year in accordance with the requirements of Item 402 of Regulation S-K.

SEC rules for identifying the median employee and calculating the pay ratio allow companies to use various methodologies and assumptions. As a result, the pay ratio reported by the Company may not be comparable to the pay ratio reported by other companies.

 Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive compensation actually paid to our NEOs and certain financial performance of the Company. For further information concerning the Company’s variable pay-for-performance
philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the “Compensation Discussion and Analysis” section of this Proxy Statement.
“Compensation actually paid” does not represent the value of cash and shares of the company’s common stock received by named executive officers during the year, but rather is an amount calculated under SEC rules and includes, among other things, year-over-year changes in the value of unvested equity-based awards. As a result of the calculation methodology required by the SEC, “Compensation actually paid” amounts below differ from compensation actually received by the individuals described in the “Compensation Discussion and Analysis” section of this Proxy Statement. Due to inadvertent calculation errors, one NEO and certain equity grants were omitted from the 2022 Pay versus Performance table in our 2023 Proxy Statement, but the calculations have been corrected as shown below.
2023 Pay Versus Performance Table

			Average Summary Compensation Table Total for Other NEOs	Average Compensation Actually Paid to Other NEOs	Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for CEO	Compensation Actually Paid to CEO			Company TSR	Peer Group TSR	Net Income (Loss)	Net Operating Ratio
	(1)	(2)	(1)	(2)	(3)	(3)		(4)
2023	$4,287,954	$6,963,419	$1,605,915	$2,153,239	$70.32	$139.85	$66,823,000	93.3%
2022	$3,578,393	$1,931,609	$1,507,019	$1,215,004	$44.47	$124.27	$(22,257,000)	100.7%
2021	$3,540,457	$3,233,166	$723,930	$579,709	$66.89	$119.69	$20,407,000	97.4%
2020	$3,322,914	$2,691,333	$2,196,691	$1,238,143	$56.50	$97.20	$19,105,000	104.2%

(1)
The CEO for each year reported was Stephen J. Donaghy. The NEOs other than the CEO (the “Other NEOs”), for each year reported are as follows: (i) for 2023 and 2022, Sean P. Downes (Executive Chairman), Frank C. Wilcox (CFO) and Kimberly D. Campos (CIO and CAO); and (ii) for 2021 and 2020, Sean P. Downes (Executive Chairman), Jon W. Springer (CRO), Frank C. Wilcox (CFO) and Kimberly D. Campos (CIO and CAO).

(2)
SEC rules require certain adjustments be made to the “Summary Compensation Table” totals to determine “compensation actually paid” as reported in the “Pay versus Performance table” above. The following table outlines the applicable adjustments that were made to determine “compensation actually paid” (all amounts are averages for the Other NEOs):

Equity Compensation Adjustments

Year	Executives	Summary Compensation Table Total	Deduct Grant Date Fair Value of Equity Awards as Reported in Summary Compensation Table	Add Year- End Fair Value of Outstanding and Unvested Equity Awards Granted in Year	Add (or Deduct if Negative) Change in Value from Prior Year- End of Unvested Equity Awards Granted in Prior Years	Add Fair Value as of the Vesting Date of Equity Awards Granted and Vested in Year	Add (or Deduct if Negative) Change in Fair Value from Prior Year-End of Equity Awards Granted in Prior Years which Vested in Year	Deduct the Fair Value for Equity Awards Granted in a Prior Year not Meeting Vesting Conditions During the Year	Add Dividends
2023	CEO	$4,287,954	$(1,750,002)	$1,531,491	$1,286,845	—	$1,528,741	—	$78,390
	Other NEOs	$1,605,915	$(333,330)	$291,710	$304,257	—	$275,277	—	$9,410
2022	CEO	$3,578,393	$(1,057,829)	$962,078	$(1,051,176)		$(515,667)	—	$15,810
	Other NEOs	$1,507,019	$(551,639)	$380,741	$(90,247)	$44,027	$(87,298)	—	$12,401
2021	CEO	$3,540,457	$(2,468,000)	$1,816,951	$126,130	$250,750	$(48,372)	—	$15,250
	Other NEOs	$723,930	$(63,413)	$63,750	$12,776	—	$(57,940)	$(131,929)	$32,535
2020	CEO	$3,322,914	$(2,269,000)	$1,428,169	—	$423,000	$(233,000)	—	$19,250
	Other NEOs	$2,196,691	$(883,696)	$422,530	$(532,056)	$258,054	$(246,523)	—	$23,142

(3)
TSR is determined based on the value of an initial fixed investment of $100 on December 31, 2019 and assumes all dividends were reinvested. The peer group TSR represents TSR of the S&P Insurance Select Industry Index.

(4)	Refer to 2023 performance measures below for an understanding of how this metric is calculated.
Relationship between “compensation actually paid” and performance measures
As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, we believe that the compensation provided to the NEOs for 2023 is aligned with our pay-for-performance
philosophy and our overall business performance, and that our executive compensation program reflects a variable pay-for-performance
philosophy. While we utilize several performance measures to align executive compensation with our performance, all of those measures are not presented in the Pay versus Performance table. Moreover, we generally seek to incentivize long-term performance, and therefore do not specifically align our performance measures with “compensation actually paid” (as computed in accordance with SEC rules) for a particular year. In accordance with SEC rules, we are providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

Compensation Actually Paid, Cumulative TSR and Peer Gro
u
p TSR

Compensation Actually Paid and Net Income

5
0

Compensation Actually Paid and Net Operating Ratio

2023 performance measures
For performance year 2023, the performance measures listed below were the most impor
t
ant ones used by the Compensation Committee to link NEOs’ 2023 compensation actually paid to Company performance.

Performance Measures

Net operating ratio	Numerator of this ratio is calculated as the sum of losses & LAE, policy acquisition costs and other operating expenses, less net investment income, commission revenue, policy fees and other revenues, while the denominator reflects net premiums earned.

GPW growth	Growth in gross premiums written (“GPW”).

3-year adjusted book value per share growth	Excludes cumulative dividends declared and accumulated other comprehensive income.

PROPOSAL 4: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking our shareholders to ratify the selection of Plante & Moran, PLLC (“Plante & Moran”) as our independent registered public accounting firm for 2024. The Audit Committee has approved the selection of Plante & Moran as our independent registered public accounting firm for 2024, and Plante & Moran is currently our independent registered public accounting firm.

Although the Company is not required to seek shareholder approval of this appointment, the Board believes that doing so is consistent with good corporate governance practices. If the selection is not ratified, the Audit Committee will explore the reasons for shareholder rejection and whether it is appropriate to select another independent auditor.

Representatives of Plante & Moran are expected to be available at the annual meeting, by telephone, to respond to appropriate questions, and will have the opportunity to make a statement if they so choose.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PLANTE & MORAN, PLLC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024.

 Independent Auditor

The Audit Committee retained Plante & Moran to audit our consolidated and combined financial statements for 2023. In addition, the Audit Committee retained Plante & Moran to provide tax services in 2023. We understand the need for Plante & Moran to maintain objectivity and independence in its audit of our financial statements. To minimize relationships that could appear to impair the objectivity of Plante & Moran, our Audit Committee has restricted the non-audit services that Plante & Moran may provide to us to tax services.

 Policy on Audit Committee Preapproval of Audit and Permissible Non-Audit Services

All audit and non-audit services must be preapproved by the Audit Committee. In 2023, the Audit Committee approved Plante & Moran’s provision of audit and audit-related services as well as tax services, based on its conclusion that the provision of tax services was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

 Accounting Fees and Services

The following table presents fees paid for the audit of our annual financial statements and all other professional services rendered by Plante & Moran for the years ended December 31, 2023 and 2022.

	For the Years Ended December 31,
	2023	2022

Audit fees	$ 851,000	$ 816,700

Audit-related fees	109,120	104,756

Tax fees	106,400	102,100

All other fees	—	—

Total fees	$ 1,066,520	$ 1,023,556

In the table above, in accordance with SEC rules, “Audit fees” are fees that we paid to Plante & Moran for (i) the audit of the Company’s annual financial statements included in the Annual Report on Form 10-K and review of financial statements included in the Quarterly Reports on Form 10-Q for the first, second and third quarters of the applicable year, and (ii) services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. “Audit-related fees” are fees that we paid to Plante & Moran for assurance and related services that were reasonably related to the performance of the audit or review of the financial statements and are not reported under “Audit fees.” “Tax fees” are fees that we paid to Plante & Moran for tax compliance, tax advice and tax planning.

 Audit Committee Report

The Audit Committee reviews and makes recommendations to the Board concerning the reliability and integrity of the Company’s financial statements and the adequacy of its system of internal controls and processes to assure compliance with the Company’s policies and procedures, Code of Conduct and applicable laws and regulations. The Audit Committee annually recommends the Company’s independent auditor for appointment by the Board and ratification by the shareholders and evaluates the independence, qualifications and performance of the Company’s independent auditor. The Audit Committee discusses with management the Company’s policies regarding risk assessment and risk management, evaluation of the Company’s major financial risk exposures and the steps management has taken to monitor and manage such exposures within the Company’s risk tolerance. The Audit Committee oversees the Company’s internal audit function. It establishes procedures for and oversees receipt, retention and treatment of complaints received by the Company regarding accounting, internal control or auditing matters and the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters.

This report of the Audit Committee is with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2023, which include the balance sheets of the Company as of December 31, 2023 and 2022, and the related statements of income, shareholders’ equity and cash flows for the years ended December 31, 2023, 2022 and 2021 and the notes thereto (collectively, “Audited Financial Statements”).

The Audit Committee of the Board is comprised of the three directors named below. Each member of the Audit Committee meets the independence requirements under the applicable rules of the SEC and NYSE.

The Audit Committee reviewed and discussed the Company’s Audited Financial Statements with management. The Audit Committee discussed with Plante & Moran, our independent registered public accounting firm for 2023, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, and matters related to the conduct of the audit of the Audited Financial Statements.

The Audit Committee received written disclosures and the letter from Plante & Moran required by the applicable requirements of the PCAOB regarding Plante & Moran’s communications with the Audit Committee concerning independence and discussed with Plante & Moran its independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the Company’s Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, for filing with the SEC.

THE AUDIT COMMITTEE

Richard D. Peterson, Chair

Ozzie A. Schindler

Joel M. Wilentz, M.D.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Code of Conduct addresses related party transactions, including transactions between the Company and our directors or executive officers, or their respective family members. Pursuant to the Code of Conduct, directors, officers and employees must notify the Chairman of the Audit Committee and the Executive Chairman of the Board in writing of the existence of any relationship or transaction that may pose an actual or potential conflict of interest. With respect to all other employees, outside legal counsel, acting independently, or the Board may determine whether a conflict exists. Any waivers of this policy as to an officer or director may only be approved by the Board. There are no family relationships among our current executive officers or directors.

The following discussion sets forth the relationships and transactions since January 1, 2023, which are known by management to involve the Company or its subsidiaries and our directors or executive officers, or their respective family members, or the beneficial owners of more than 5% of any class of our outstanding stock. In each case, pursuant to the Code of Conduct, these relationships and transactions have been disclosed to the Board and a disinterested majority of the Board has approved the transaction or, in the case of an ongoing relationship that was presented to the Board, permitted the continuation and renewal of such relationship.

Sean McCahill, the son of Francis X. McCahill, III, an independent director of the Company who was elected to the Board on August 2, 2021, is a Vice President of Clovered, Inc., a wholly-owned subsidiary of the Company. He joined the Company in May 2016. As Vice President, Mr. Sean McCahill is entitled to an annual base salary of $235,000, an annual performance bonus at the discretion of management and certain benefits, including an automobile allowance and life insurance benefits. Mr. Sean McCahill is entitled to participate in benefit plans generally available to employees in similar positions and in equity incentive plans available to employees, including the Omnibus Plan. Mr. Sean McCahill received $399,300 in salary, bonus, annual equity incentive grant and benefits in 2023.

Ryan Donaghy, the son of Stephen J. Donaghy, our Chief Executive Officer and director of the Company, is a Senior Software Developer at Evolution Risk Advisors, a wholly-owned subsidiary of the Company; he joined the Company in August 2004. As Senior Software Developer, Mr. Ryan Donaghy is entitled to an annual base salary of $165,485, an annual performance bonus at the discretion of management and certain benefits, including an automobile allowance. Mr. Ryan Donaghy is entitled to participate in equity incentive plans available to employees, including the Omnibus Plan and participation in the Company’s 401(k) plan. Mr. Ryan Donaghy received $236,680 in salary, annual equity incentive grant, bonus and benefits in 2023.

BENEFICIAL OWNERSHIP

The following tables set forth certain information as of April 15, 2024 relating to the beneficial ownership of our preferred stock and common stock by (i) all persons that we know beneficially own more than 5% of any class of the Company’s outstanding stock, (ii) each of our Named Executive Officers and directors and (iii) all of our executive officers and directors as a group. In certain instances, knowledge of the beneficial ownership of common stock is drawn from statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Exchange Act. Except as otherwise indicated, to our knowledge, each shareholder listed in the tables below has sole voting and investment power with respect to the shares beneficially owned by the shareholder.

 Ownership of Series A Preferred Stock

As of April 15, 2024, the following table sets forth information regarding the number and percentage of shares of preferred stock held by the person who is known by the Company to beneficially own the outstanding shares of our Series A preferred stock. This holder is neither a director nor an executive officer. Each share of Series A Preferred Stock is entitled to one vote per share on all matters submitted to a vote of shareholders, including the election of directors.

Name and Address (1)	Amount and Nature of Beneficial Ownership	Percent of Class
Phylis R. Meier	9,975	100%

(1)	The mailing address of Ms. Meier is c/o Universal Insurance Holdings, Inc., 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309.

 Ownership of Common Stock

As of April 15, 2024, the following table sets forth information regarding the number and percentage of shares of our common stock beneficially owned by our directors and Named Executive Officers individually, our directors and executive officers as a group, and all persons who are known by the Company to beneficially own or exercise voting or dispositive control of more than 5% of our common stock:

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class (3)

Beneficial Owners of More than 5% of Our Common Stock

BlackRock, Inc. (4)	2,071,555	7.2%

Donald Smith & Co., Inc. (5)	1,702,188	5.9%

Dimensional Fund Advisors LP (6)	1,598,720	5.6%

The Vanguard Group (7)	1,503,081	5.2%

Named Executive Officers, Directors and Director Nominee

Carol G. Barton	—	—%

Shannon A. Brown (8)	4,005	*

Scott P. Callahan (9)	20,378	*

Kimberly D. Campos	4,404	*

Stephen J. Donaghy (10)	1,475,139	5.1%

Sean P. Downes (11)	2,309,288	8.0%

Marlene M. Gordon (12)	16,342	*

Francis X. McCahill III (13)	17,342	*

Richard D. Peterson (14)	20,591	*

Michael A. Pietrangelo (15)	92,425	*

Ozzie A. Schindler (16)	40,861	*

Jon W. Springer (17)	527,677	1.8%

Frank C. Wilcox (18)	252,302	*

Joel M. Wilentz, M.D. (19)	255,890	*

Executive officers and directors as a group (13 people) (20)	5,036,644	17.5%

(1)	Unless otherwise noted, the mailing address of each shareholder is c/o Universal Insurance Holdings, Inc., 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309.

(2)

A person is deemed to be the beneficial owner of common stock that can be acquired by such person within 60 days from April 15, 2024, upon the exercise of stock options or the settlement of time-vested restricted stock awards. Except as otherwise specified, each beneficial owner’s percentage ownership is determined by assuming that stock options and time-vested restricted stock awards that are held by such person (but not those held by any other person) and that are exercisable or will become vested within 60 days from April 15, 2024, have been exercised or become vested.

(3)	Asterisks represent percentage holdings below 1.0%.

(4)

Based solely on a Schedule 13G/A filed with the SEC on January 26, 2024 by BlackRock, Inc. At that time, BlackRock, Inc. reported sole voting power as to 2,016,640 shares and sole dispositive power as to 2,071,555 shares. The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

(5)

Based solely on a Schedule 13G filed with the SEC on February 5, 2024 by Donald Smith & Co., Inc. At that time, Donald Smith & Co., Inc reported share voting power as to 10,855 shares, sole voting power as to 1,626,333 shares sole dispositive power as to 1,691,333 shares, and shared dispositive power as to 10,855. The address of Donald Smith & Co., Inc is 152 W. 57th Street, New York, NY 10019.

(6)

Based solely on a Schedule 13G/A filed with the SEC on February 9, 2024 by Dimensional Fund Advisors LP. At that time, Dimensional Fund Advisors LP reported sole voting power as to 1,564,049 shares and sole dispositive power as to 1,598,720 shares. The address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, TX 78746.

(7)

Based solely on a Schedule 13G/A filed with the SEC on February 13, 2024 by Vanguard Group Inc. At that time, The Vanguard Group reported shared voting power as to 34,933 shares, sole dispositive power as to 1,443,187 shares and shared dispositive power as to 59,894 shares. The address of Vanguard Group, Inc. is 100 Vanguard Blvd, Malvern, PA 19355.

(8)	Includes 4,005 time-vested restricted stock awards held by Mr. Brown.

(9)	Includes 4,005 time-vested restricted stock awards held by Mr. Callahan.

(10)	Includes options held by Mr. Donaghy to convert and purchase an aggregate of 828,007 shares of common stock.

(11)	Includes options held by Mr. Downes to convert and purchase an aggregate of 1,138,952 shares of common stock.

(12)	Includes 4,005 time-vested restricted stock awards held by Ms. Gordon.

(13)	Includes 4,005 time-vested restricted stock awards held by Mr. McCahill.

(14)	Includes 4,005 time-vested restricted stock awards held by Mr. Peterson.

(15)	Includes 4,005 time-vested restricted stock awards held by Mr. Pietrangelo.

(16)	Includes 4,005 time-vested restricted stock awards held by Mr. Schindler.

(17)	Includes 4,005 time-vested restricted stock awards held by Mr. Springer.

(18)	Includes options held by Mr. Wilcox to purchase an aggregate of 129,138 shares of common stock.

(19)	Includes 4,005 time-vested restricted stock awards held by Dr. Wilentz.

(20)	See footnotes (2) and (8) – (19) above.

INFORMATION ABOUT ANNUAL MEETING AND VOTING PROCEDURES; SHAREHOLDER PROPOSALS FOR 2025 ANNUAL MEETING

General Information

A proxy is your legal designation of another person to vote the stock you own. We have designated Frank C. Wilcox, our Chief Financial Officer, and Gary Lloyd Ropiecki, our Secretary and Principal Accounting Officer, as the lawful proxies for our shareholders at the meeting.

Attendance at the Meeting

You need to bring a photo ID to gain admission to the meeting. Only shareholders and invited guests may attend the meeting. If you are a beneficial owner, you will need to bring your most recent brokerage statement with you to the meeting. We will use your brokerage statement to verify your ownership of shares and admit you to the meeting; however, you will not be able to vote your shares at the meeting without a legal proxy, as described under “How to Vote” in this section of the Proxy Statement.

How to Vote

If your shares are registered directly in your name with our registrar and transfer agent, Continental Stock Transfer & Trust Company, you are considered a shareholder “of record” with respect to those shares. If your shares are held in a brokerage account or with a bank, you are considered the “beneficial owner” of those shares.

Shareholders of Record. Shareholders of record can vote in any one of four ways:

•

Via the internet: Go to the website listed on your proxy card or on the Notice of Internet Availability of Proxy Materials to vote via the internet. You will need to follow the instructions on the website.

•	By telephone: Call the telephone number on your proxy card to vote by telephone. You will need to follow the instructions given by the voice prompts.

•	By mail: Sign, date and return the proxy card you received from the Company in the enclosed postage-paid envelope.

•	In person: Attend the meeting in person. See “Attendance at the Meeting” in this section of the Proxy Statement.

Beneficial Owners. If your shares are held beneficially in the name of a bank, broker or other holder of record (sometimes referred to as holding shares “in street name”), you will receive instructions from the holder of record in the form of a Voting Instruction Form that you must fill out in order for your shares to be voted. If you wish to vote in person at the meeting, you must obtain a legal proxy from the bank, broker or other holder of record that holds your shares, and bring it, or other evidence of stock ownership, with you to the meeting. See “Attendance at the Meeting” in this section of the Proxy Statement. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under certain securities exchange rules, the organization that holds your shares is not permitted to vote on certain matters, including the election of directors, and may determine not to vote your shares at all. In order to ensure that your shares are voted on all matters presented at the Annual Meeting, we encourage you to provide voting instructions in advance of the meeting, regardless of whether you intend to attend the Annual Meeting.

Shareholders Entitled to Vote

The record date for the meeting is April 15, 2024. Only owners of record at the close of business on the record date are entitled to receive notice of the meeting and to vote at the meeting and any adjournments of the meeting.

The securities to be voted at the meeting consist of shares of our common stock, with each share entitling its record owner to one vote, and shares of our Series A preferred stock, with each share entitling its record owner to one vote.

The table below sets forth the number and classes of Company stock entitled to vote at the meeting.

Class of Voting Stock	Number of Record Holders as of the Record Date	Number of Shares Outstanding and Entitled to Vote as of the Record Date
Common Stock	49	28,759,091
Series A Preferred Stock	1	9,975

Quorum Requirements

The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of our common stock and preferred stock, taken together, is necessary to constitute a quorum at the meeting. If a quorum is not present at the meeting, a majority of the shares so represented may vote to adjourn the meeting without further notice.

Revoking a Proxy

After you have submitted a proxy, you may revoke such proxy prior to the completion of voting at the meeting by the following means:

•	sending written notice to Gary Lloyd Ropiecki, Secretary and Principal Accounting Officer, Universal Insurance Holdings, Inc., 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309;

•	delivering a later-dated proxy; or

•

appearing at the meeting and giving the Secretary notice of your intention to vote in person (unless you are a beneficial owner without a legal proxy, as described under “How to Vote” in this section of the Proxy Statement).

Tabulation of Voting Results

An independent inspector will certify the results of the vote regarding the election of directors.

Voting Options for Each Proposal at the Annual Meeting

With respect to Proposal 1, the Election of Directors, you may vote “FOR” or “AGAINST” each nominee or you may “ABSTAIN” from voting.

With respect to Proposals 2, 3 and 4, you may vote “FOR” or “AGAINST” such proposals or you may “ABSTAIN” from voting.

Votes Required to Pass Each Proposal

Proposals 1, 2, 3, and 4 require the affirmative vote of a majority of the votes cast at the Annual Meeting.

Board Voting Recommendations for Each Proposal

The Board recommends that you vote your shares:

•	“FOR” the election of each of the director nominees to the Board (Proposal 1)
•	“FOR” the approval of the Amended and Restated Universal Insurance Holdings, Inc. 2021 Omnibus Incentive Plan (Proposal 2)
•	“FOR” the approval of the compensation paid to our Named Executive Officers (Proposal 3)
•	“FOR” the ratification of the appointment of Plante & Moran as our independent registered public accounting firm for the 2024 fiscal year (Proposal 4)

If you sign and return your proxy card, but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board above.

Abstentions and Broker “Non-Votes”

Abstentions and broker non-votes are considered as shares represented for purposes of determining whether a quorum is present.

If you submit a proxy but select “ABSTAIN” from voting on a proposal, your shares will be represented at the meeting but will not have any impact on the voting results of a proposal. Abstentions are not considered “votes cast” on a proposal and will not have any impact on the voting results of a proposal.

A broker non-vote occurs when a nominee holding shares for a beneficial owner (i.e., a broker) does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner. Under NYSE rules, ratification of the appointment of Plante & Moran as our independent registered public accounting firm for the 2024 fiscal year (Proposal 4) is expected to be considered a routine matter on which brokers will be permitted to vote in their discretion, even if the beneficial owners do not provide voting instructions. Broker non-votes are not considered “votes cast” on a proposal and will not have any impact on the voting results of a proposal.

Costs for Proxy Solicitations

We will bear the cost of soliciting proxies. We may solicit proxies by a further mailing or personal conversations or via e-mail, telephone or facsimile.

Cameras and Recording Equipment Prohibited

Please note that cameras and sound or video recording equipment will not be permitted in the meeting room.

Householding

As permitted by the federal securities laws, only one copy of this Proxy Statement, the Annual Report and the Notice of 2024 Annual Meeting of Shareholders is being delivered to shareholders residing at the same address, unless the shareholders have notified us of their desire to receive multiple copies. This is known as householding. We will promptly deliver, upon oral or written request, a separate copy of these materials to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies for the current year should be directed to Gary Lloyd Ropiecki, Secretary and Principal Accounting Officer, Universal Insurance Holdings, Inc., 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309 or (954) 958-1200.

Shareholders of record residing at the same address and currently receiving multiple copies of Proxy Statements may contact our registrar and transfer agent, Continental Stock Transfer & Trust Company, to request that only a single copy of the Proxy Statement be mailed in the future. Please contact the transfer agent by phone at (212) 509-4000 or by mail at 17 Battery Place, New York, NY 10004. Beneficial owners, as described above, should contact their broker or bank.

Where You Can Find More Information/Availability of Proxy Materials

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read any reports, statements or other information we file with the SEC at the SEC’s website at www.sec.gov.

THE NOTICE OF 2024 ANNUAL MEETING OF SHAREHOLDERS, THIS PROXY STATEMENT AND OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2023, ARE FIRST EXPECTED TO BE MADE AVAILABLE AT HTTP://WWW.PROXYVOTE.COM ON APRIL 26, 2024.

We will promptly send a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 to you without charge upon written request by mail to Gary Lloyd Ropiecki, Secretary and Principal Accounting Officer, Universal Insurance Holdings, Inc., 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309 or (954) 958-1200.

Shareholder Proposal Deadline for 2025 Annual Meeting of Shareholders

Proposals that shareholders intend to present at the 2025 Annual Meeting of Shareholders and be included the proxy materials for such meeting pursuant to Rule 14a-8 under the Exchange Act must be received by the Company no later than December 27, 2024.

In addition, a shareholder may wish to have a proposal presented at the 2025 Annual Meeting of Shareholders (including director nominations), but not to have such proposal included in our proxy materials relating to that meeting. Our bylaws establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of shareholders. Pursuant to our bylaws, a shareholder proposal or nomination intended to be brought before the 2025 Annual Meeting of Shareholders must be delivered to the Company between March 15, 2025 and April 14, 2025. In addition to satisfying the deadlines under the advance notice procedures of our bylaws, a shareholder who intends to solicit proxies pursuant to Rule 14a-19 in support of nominees submitted under these advance notice provisions of the bylaws must provide notice to the Secretary of the Company regarding such intent no later than April 14, 2025.

All proposals or nominations a shareholder wishes to submit at the meeting should be directed to Gary Lloyd Ropiecki, Secretary and Principal Accounting Officer, Universal Insurance Holdings, Inc., 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309.

OTHER MATTERS

The Company knows of no business that will be presented for action at the annual meeting other than those matters referred to herein. If other matters do come before the annual meeting, the persons named as proxies will act and vote according to their best judgment on behalf of the shareholders they represent.

BY ORDER OF THE BOARD OF DIRECTORS

Gary Lloyd Ropiecki, Secretary and Principal Accounting Officer

April 26, 2024

APPENDIX A

UNIVERSAL INSURANCE HOLDINGS, INC.

2021 OMNIBUS INCENTIVE PLAN

(As Amended and Restated Effective as of June 13, 2024)

ARTICLE I

PURPOSE AND ADOPTION OF THE PLAN

1.01 Purpose. The purpose of the Universal Insurance Holdings, Inc. 2021 Omnibus Incentive Plan (as amended from time to time, the “Plan”) is to assist in attracting and retaining highly competent employees, directors and consultants, to act as an incentive in motivating selected employees, directors and consultants of the Company and its Subsidiaries to achieve long-term corporate objectives, and to reward superior service to the Company and its Subsidiaries.

1.02 Adoption, Restatement and Term. The Plan originally became effective on June 11, 2021 (the “Original Effective Date”). The Plan as amended and restated herein has been approved by the Board and will become effective on June 13, 2024 (the “Restatement Effective Date”) if approved by the stockholders of the Company at the Company’s 2024 annual meeting. The Plan shall remain in effect until April 15, 2034, or until terminated by action of the Board, whichever occurs sooner.

ARTICLE II

DEFINITIONS

For the purpose of this Plan, capitalized terms shall have the following meanings:

2.01 Affiliate means an entity in which, directly or indirectly through one or more intermediaries, the Company has at least a 50% ownership interest or, where permissible under Section 409A, at least a 20% ownership interest; provided, however, for purposes of any grant of an Incentive Stock Option, “Affiliate” means a corporation which, for purposes of Section 424 of the Code, is a parent or Subsidiary of the Company, directly or indirectly.

2.02 Award means any one or a combination of Non Qualified Stock Options or Incentive Stock Options described in Article VI, Stock Appreciation Rights described in Article VI, Restricted Shares or Restricted Stock Units described in Article VII, Performance Awards described in Article VIII, other stock based Awards described in Article IX, short term cash incentive Awards described in Article X or any other award made under the terms of the Plan.

2.03 Award Agreement means a written agreement between the Company and a Participant or a written acknowledgment from the Company to a Participant specifically setting forth the terms and conditions of an Award granted under the Plan. An Award Agreement may be in electronic or any other form as determined by the Company.

2.04 Award Period means, with respect to an Award, the period of time, if any, set forth in the Award Agreement during which specified target Performance Goals must be achieved or other conditions set forth in the Award Agreement must be satisfied.

2.05 Beneficiary means an individual, trust or estate who or which, by a written designation of the Participant filed with the Company on such form as determined by the Company succeeds to the rights and obligations of the Participant under the Plan and the Award Agreement upon the Participant’s death. If no such Beneficiary shall be designated in writing, the Beneficiary of a Participant shall be that Participant’s estate.

2.06 Board means the Board of Directors of the Company.

2.07 Change in Control means, and shall be deemed to have occurred upon the occurrence of, any one of the following events:

(a) The acquisition in one or more transactions, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than the Company, an Affiliate or any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a number of Company Voting Securities in excess of 30% of the Company Voting Securities unless such acquisition has been approved by the Board;

(b) Any election has occurred of persons to the Board that causes two thirds of the Board to consist of persons other than (i) persons who were members of the Board on the Effective Date and (ii) persons who were nominated for elections as members of the Board at a time when two thirds of the Board consisted of persons who were members of the Board on the Effective Date, provided, however, that any person nominated for election by a Board at least two thirds of whom constituted persons described in clauses (i) and/or (ii) or by persons who were themselves nominated by such Board shall, for this purpose, be deemed to have been nominated by a Board composed of persons described in clause (i);

(c) The consummation (i.e., closing) of a Merger, unless, following such Merger, all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Common Stock and Company Voting Securities immediately prior to such Merger, beneficially own, directly or indirectly, more than 70% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or trustees, as the case may be, of the entity resulting from such Merger in substantially the same proportion as their ownership of the Outstanding Common Stock and Company Voting Securities immediately prior to such Merger, as the case may be;

(d) The consummation (i.e., closing) of a sale or other disposition of all or substantially all the assets of the Company, unless, following such sale or disposition, all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Common Stock and Company Voting Securities immediately prior to such sale or disposition, beneficially own, directly or indirectly, more than 70% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or trustees, as the case may be, of the entity purchasing such assets in substantially the same proportion as their ownership of the Outstanding Common Stock and Company Voting Securities immediately prior to such sale or disposition, as the case may be; or

(e) a complete liquidation or dissolution of the Company.

Solely to the extent required by Section 409A, an event described above shall not constitute a Change in Control for purposes of the payment (but not vesting) provisions of any Award subject to Section 409A unless such event also constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets within the meaning of Section 409A.

2.08 Code means the Internal Revenue Code of 1986, as amended. References to a section of the Code shall include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes said section.

2.09 Committee means the Compensation Committee of the Board, except as otherwise provided in Section 3.01(a).

2.10 Common Stock means the common stock of the Company, par value $0.01 per share.

2.11 Company means Universal Insurance Holdings, Inc., a Delaware corporation, and its successors.

2.12 Company Voting Securities means the combined voting power of all outstanding voting securities of the Company entitled to vote generally in the election of directors to the Board.

2.13 Date of Grant means the date designated by the Committee as the date as of which it grants an Award, which shall not be earlier than the date on which the Committee approves the granting of such Award.

2.14 Dividend Equivalent Account means a bookkeeping account in accordance with Section 11.18 and related to an Award that is credited with the amount of any cash dividends or stock distributions that would be payable with respect to the shares of Common Stock subject to such Awards had such shares been outstanding shares of Common Stock.

2.15 Disability means, except as otherwise provided in an Award Agreement, a determination by the Company that, as a result of a physical or mental injury or illness, the Participant is unable to perform the essential functions of the Participant’s job for (i) a period of 90 consecutive days or (ii) 60 days in any six-month period. For purposes of any Award subject to Section 409A, “Disability” shall mean a disability separation from service within the meaning of Section 409A.

2.16 Exchange Act means the Securities Exchange Act of 1934, as amended. References to a section of the Exchange Act shall include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes said section.

2.17 Exercise Price means, with respect to a Stock Appreciation Right, the amount established by the Committee in the Award Agreement which is to be subtracted from the Fair Market Value on the date of exercise in order to determine the amount of the payment to be made to the Participant, as further described in Section 6.02(b).

2.18 Fair Market Value of a share of Common Stock means, as of any applicable date: (a) if the Common Stock is listed on one or more international or national securities exchanges, the closing sales price of a share of Common Stock on the exchange having the greatest number of shares listed or eligible for trading on that date, or, if no sale of the Common Stock occurred on that date, on the next preceding date on which there was a reported sale; (b) if the above does not apply, the closing bid price of a share of Common Stock as reported by the Nasdaq SmallCap Market on that date, or if no price was reported for that date, on the next preceding date for which a price was reported; (c) if none of the above apply, the last reported bid price of a share of Common Stock published in the “pink sheets” or displayed on the National Association of Securities Dealers, Inc., Electronic Bulletin Board, as the case may be; or (d) if none of the above apply or the Committee elects to use a different standard for determining Fair Market Value for one or more Awards, the fair market value of a share of Common Stock as determined under written procedures established by the Committee.

2.19 Incentive Stock Option means an incentive stock option within the meaning of Section 422 of the Code.

2.20 Merger means any merger, reorganization, consolidation, exchange, transfer of assets or other transaction having similar effect involving the Company.

2.21 Non Qualified Stock Option means an Option which is not an Incentive Stock Option.

2.22 Options means all Non Qualified Stock Options and Incentive Stock Options granted at any time under the Plan.

2.23 Outstanding Common Stock means, at any time, the issued and outstanding shares of Common Stock.

2.24 Participant means a person designated to receive an Award under the Plan in accordance with Section 5.01.

2.25 Performance Awards means Awards granted in accordance with Article VIII.

2.26 Performance Goals means the performance measures established by the Committee, which may be objective or subjective and may be measured on an absolute or relative basis with respect to the Company, any one or more of its Subsidiaries and divisions or any individual.

2.27 Plan has the meaning given to such term in Section 1.01.

2.28 Prior Plan means the Company’s Second Amended and Restated 2009 Omnibus Incentive Plan.

2.29 Purchase Price, with respect to Options, shall have the meaning set forth in Section 6.01(b).

2.30 Restricted Shares means Common Stock subject to restrictions imposed in connection with Awards granted under Article VII.

2.31 Restricted Stock Unit means a unit representing the right to receive Common Stock or the value thereof in the future subject to restrictions imposed in connection with Awards granted under Article VII.

2.32 Retirement means, except as otherwise provided in an Award Agreement, a voluntary Termination of Service on or after the date on which the Participant has attained age 59 1/2 and completed at least 15 years of continuous service with the Company and its Subsidiaries.

2.33 Rule 16b-3 means Rule 16b-3 promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, as the same may be amended from time to time, and any successor rule.

2.34 Section 409A means Section 409A of the Code and the guidance and regulations promulgated thereunder and successor provision, guidance and regulations thereto.

2.35 Securities Act means the Securities Act of 1933, as amended. References to a section of the Securities Act shall include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes said section.

2.36 Stock Appreciation Rights or SARs means Awards granted in accordance with Article VI.

2.37 Subsidiary means any business association (including a corporation or a partnership, other than the Company) in an unbroken chain of such associations beginning with the Company if each of the associations other than the last association in the unbroken chain owns equity interests (including stock or partnership interests) possessing 50% or more of the total combined voting power of all classes of equity interests in one of the other associations in such chain.

2.38 Substitute Awards means Awards granted or shares of Common Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

2.39 Termination of Service means the voluntary or involuntary termination of a Participant’s service as an employee, director or consultant with the Company or an Affiliate for any reason, including death, Disability, Retirement or as the result of the divestiture of the Participant’s employer or any similar transaction in which the Participant’s employer ceases to be the Company or one of its Subsidiaries. The Committee may determine that a leave of absence or employment on a less than full-time basis is considered a “Termination of Service”. Whether and when a Termination of Service shall occur as a result of Disability or by virtue of transitioning between employee, director and consultant status, shall be determined in each case by the Committee in its sole discretion. For purposes of the payment (but not vesting) provisions of any Award subject to Section 409A, “Termination of Service” shall mean a separation from service within the meaning of Section 409A.

ARTICLE III

ADMINISTRATION

3.01 Committee.

(a) Duties and Authority. The Plan shall be administered by the Committee and the Committee shall have exclusive and final authority in each determination, interpretation or other action affecting the Plan and its

Participants. The Committee shall have the sole discretionary authority to: (i) interpret the Plan, to establish and modify administrative rules for the Plan, (ii) determine which persons are Participants, to which of such Participants, if any, Awards shall be granted hereunder and the timing of any such Awards; (iii) grant Awards and impose such conditions and restrictions on Awards as it determines appropriate; (iv) determine the extent to which adjustments are required in accordance with Section 11.08; (v) establish and verify the extent of satisfaction of any performance targets or other conditions applicable to the grant, issuance, exercisability, vesting or settlement of any Award; (vi) adopt such supplements to the Plan and sub-plans as may be necessary or appropriate to comply with the applicable laws of foreign jurisdictions pursuant to Section 11.17; and (vii) make all factual determinations with respect to and take such steps in connection with the Plan and Awards granted hereunder as it may deem necessary or advisable. Subject to the limitations of applicable law, the Committee may by resolution delegate such of its powers and authority under the Plan as it deems appropriate to a subcommittee of the Committee or designated officers or employees of the Company; provided, however, that unless such delegation is to a subcommittee of the Committee made up exclusively of two or more “non-employee directors” within the meaning of Rule 16b-3, no such delegee shall have authority to grant Awards to any member of the Board or “officer” of the Company within the meaning of Section 16 of the Exchange Act. The resolutions delegating authority to such officer or employee shall specify the total number of shares of Common Stock subject to any Awards such officer or employee may award pursuant to such delegated authority. In addition, the full Board may exercise any of the powers and authority of the Committee under the Plan. In the event of such delegation of authority or exercise of authority by the Board, references in the Plan to the Committee shall be deemed to refer, as appropriate, to the delegate of the Committee or the Board.

(b) Indemnification. Each person who is or shall have been a member of the Board or the Committee, or an officer or employee of the Company to whom authority was delegated in accordance with the Plan shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such individual in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf; provided, however, that the foregoing indemnification shall not apply to any loss, cost, liability, or expense that is a result of his or her own willful misconduct. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, conferred in a separate agreement with the Company, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE IV

SHARES

4.01 Number of Shares Issuable; Share Counting. Subject to any applicable adjustment in accordance with Section 11.08, the total number of shares authorized to be issued in respect of Awards granted under the Plan from and after the Restatement Effective Date shall be: (a) 1,450,000 shares of Common Stock; plus (b) any shares of Common Stock that become available for Awards under the Plan pursuant to Sections 4.02 and 4.03. The total number of Shares that may be issued pursuant to the exercise of Incentive Stock Options granted under the Plan shall be 1,450,000, subject to any applicable adjustment in accordance with Section 11.08 only to the extent that such calculation or adjustment will not affect the status of any Option intended to qualify as an Incentive Stock Option under Section 422 of the Code. The shares to be offered under the Plan may be from authorized and unissued Common Stock or issued Common Stock that shall have been reacquired by the Company.

4.02 Shares Subject to Terminated or Cash-Settled Awards. Common Stock covered by any unexercised portions of terminated or forfeited Options (including canceled and expired Options) granted under Article VI, terminated or forfeited Stock Appreciation Rights granted under Article IV, Restricted Shares or Restricted Stock Units forfeited as provided in Article VII, other stock based Awards terminated or forfeited as provided under the Plan, and Common Stock subject to any Awards to the extent settled in cash or that are otherwise surrendered by the Participant may again be subject to new Awards under the Plan. Notwithstanding the foregoing, shares of Common Stock surrendered to or withheld by the Company in payment or satisfaction of the Purchase Price of an Option or Exercise Price of a SAR or tax withholding obligation with respect to an Option or SAR shall not be available for the grant of new Awards under the Plan. In addition, shares of Common Stock repurchased by the Company using Option exercise proceeds will not be available for the grant of new Awards under the Plan, and upon exercise of a SAR settled in shares of Common Stock, the gross number of shares of Common Stock covered by the portion of the SAR that is so exercised will cease to be available for the grant of new Awards under the Plan.

4.03 Prior Plan Awards. Common Stock covered by any unexercised portions of terminated or forfeited options (including canceled and expired options) granted under the Prior Plan, terminated or forfeited stock appreciation rights granted under the Prior Plan, restricted shares or restricted stock units granted under the Prior Plan that are forfeited, other stock based awards granted under the Prior Plan that are terminated or forfeited, and Common Stock subject to any awards under the Prior Plan to the extent settled in cash or that are otherwise surrendered by the participant may be subject to new Awards under the Plan. Notwithstanding the foregoing, shares of Common Stock surrendered to or withheld by the Company in payment or satisfaction of the purchase price of an option or exercise price of a stock appreciation right or tax withholding obligation with respect to an option or stock appreciation right granted under the Prior Plan shall not be available for the grant of new awards under the Plan. In addition, shares of Common Stock repurchased by the Company using proceeds from the exercise of options granted under the Prior Plan will not be available for the grant of new Awards under the Plan, and upon exercise of a stock appreciation right granted under the Prior Plan that is settled in shares of Common Stock, the gross number of shares of Common Stock covered by the portion of the stock appreciation right granted under the Prior Plan that is so exercised will cease to be available for the grant of new Awards under the Plan.

4.04 Substitute Awards. Substitute Awards will not reduce the shares of Common Stock authorized for issuance under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that to the extent necessary to comply with the rule of any stock exchange which lists Common Stock or Company Voting Securities, Awards using such available shares shall only be made (a) until the last date that awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and (b) to individuals who were not employees, directors or consultants of the Company and its Subsidiaries as of immediately prior to such acquisition or combination.

ARTICLE V

PARTICIPATION

5.01 Eligible Participants. Participants in the Plan shall be such employees, directors and consultants of the Company and its Subsidiaries as the Committee, in its sole discretion, may designate from time to time. The Committee’s designation of a Participant in any year shall not require the Committee to designate such person to receive Awards or grants in any other year. The designation of a Participant to receive one type of Award under the Plan does not require the Committee to award such Participant other types of Awards under the Plan. The Committee shall consider such factors as it deems pertinent in selecting Participants and in determining the type and amount of their respective Awards.

5.02 Limitation on Non-Employee Director Compensation. The aggregate dollar value of equity-based (based on the grant date fair value of equity-based Awards) and cash compensation granted under this Plan or otherwise during any calendar year to any non-employee director for his or her services as a member of the Board shall not exceed $600,000; provided, however, that in the calendar year in which a non-employee director first joins the Board or during any calendar year in which a non-employee director is designated as Chairman of the Board or

Lead Director, the maximum aggregate dollar value of equity-based and cash compensation granted to the non-employee director may be up to $1,200,000. For the avoidance of doubt, compensation granted to a non-employee director, but deferred, shall be counted against the foregoing limits in the year granted.

ARTICLE VI

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

6.01 Option Awards.

(a) Grant of Options. The Committee may grant, to such Participants as the Committee may select, Options entitling the Participant to purchase shares of Common Stock from the Company in such number, at such price, and on such terms and subject to such conditions, not inconsistent with the terms of this Plan, as may be established by the Committee. The terms of any Option granted under this Plan shall be set forth in an Award Agreement.

(b) Purchase Price of Options. The Purchase Price of each share of Common Stock which may be purchased upon exercise of any Option granted under the Plan shall be determined by the Committee; provided, however, that in no event shall the Purchase Price be less than the Fair Market Value on the Date of Grant.

(c) Designation of Options. The Committee shall designate, at the time of the grant of each Option, the Option as an Incentive Stock Option or a Non Qualified Stock Option; provided, however, that an Option may be designated as an Incentive Stock Option only if the applicable Participant is an employee of the Company or a direct or indirect Subsidiary on the Date of Grant.

(d) Special Incentive Stock Option Rules. Options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Non Qualified Stock Options) to the extent that either: (i) the Incentive Stock Options granted under the Plan (or any other plans of the Company or its Subsidiaries) would result in Incentive Stock Options to purchase shares of Common Stock with an aggregate Fair Market Value (measured on the Date of Grant) of more than $100,000 first becoming exercisable by the Participant in any one calendar year, taking Options into account in the order in which they were granted; or (ii) such Options otherwise remain exercisable but are not exercised within three months of a Termination of Service (or such other period of time provided in Section 422 of the Code). Notwithstanding any other provision of the Plan to the contrary, the Purchase Price of each Incentive Stock Option shall be equal to or greater than the Fair Market Value of the Common Stock subject to the Incentive Stock Option as of the Date of Grant of the Incentive Stock Option; provided, however, that no Incentive Stock Option shall be granted to any person who, at the time the Option is granted, owns stock (including stock owned by application of the constructive ownership rules in Section 424(d) of the Code) possessing more than 10% of the total combined voting power of all classes of stock of the Company, unless at the time the Incentive Stock Option is granted the price of the Option is at least 110% of the Fair Market Value of the Common Stock subject to the Incentive Stock Option and the Incentive Stock Option by its terms is not exercisable for more than five years from the Date of Grant.

(e) Rights As a Stockholder. Except as otherwise provided by the Committee, a Participant or a transferee of an Option pursuant to Section 11.05 shall have no rights as a stockholder with respect to Common Stock covered by an Option until the Participant or transferee shall have become the holder of record of any such shares of Common Stock, and no adjustment shall be made for dividends in cash or other property or distributions or other rights with respect to any such Common Stock for which the record date is prior to the date on which the Participant or a transferee of the Option shall have become the holder of record of any such shares covered by the Option; provided, however, that Participants are entitled to share adjustments to reflect capital changes under Section 11.08. For the avoidance of doubt, Options granted under the plan may not accrue dividends or dividend equivalents.

6.02 Stock Appreciation Rights.

(a) Stock Appreciation Right Awards. The Committee is authorized to grant to any Participant one or more Stock Appreciation Rights on such terms and subject to such conditions, not inconsistent with the terms of this Plan, as may be established by the Committee. The terms of any Stock Appreciation Right granted under this Plan shall be set forth in an Award Agreement. Such Stock Appreciation Rights may be granted either independent of or in tandem with Options granted to the same Participant. Stock Appreciation Rights granted in tandem with Options may be granted simultaneously with, or, in the case of Non Qualified Stock Options, subsequent to, the grant to such Participant of the related Option; provided however, that: (i) any Option covering any share of Common Stock shall expire and not be exercisable upon the exercise of any Stock Appreciation Right with respect to the same share, (ii) any Stock Appreciation Right covering any share of Common Stock shall expire and not be exercisable upon the exercise of any related Option with respect to the same share, and (iii) an Option and Stock Appreciation Right covering the same share of Common Stock may not be exercised simultaneously. Upon exercise of a Stock Appreciation Right with respect to a share of Common Stock, the Participant shall be entitled to receive an amount equal to the excess, if any, of (A) the Fair Market Value of a share of Common Stock on the date of exercise over (B) the Exercise Price of such Stock Appreciation Right established in the Award Agreement, which amount shall be payable as provided in Section 6.02(c).

(b) Exercise Price. The Exercise Price established with respect to any Stock Appreciation Right granted under this Plan shall be determined by the Committee, but in the case of Stock Appreciation Rights granted in tandem with Options shall not be less than the Purchase Price of the related Option; provided, however, that in no event shall the Exercise Price be less than the Fair Market Value on the Date of Grant. Upon exercise of Stock Appreciation Rights granted in tandem with Options, the number of shares of Common Stock subject to exercise under any related Option shall automatically be reduced by the number of shares of Common Stock represented by the Option or portion thereof which are surrendered as a result of the exercise of such Stock Appreciation Rights.

(c) Payment of Incremental Value. Any payment which may become due from the Company by reason of a Participant’s exercise of a Stock Appreciation Right may be paid to the Participant as determined by the Committee (i) all in cash, (ii) all in Common Stock, or (iii) in any combination of cash and Common Stock. In the event that all or a portion of the payment is made in Common Stock, the number of shares of Common Stock delivered in satisfaction of such payment shall be determined by dividing the amount of such payment or portion thereof by the Fair Market Value on the date of exercise. No fractional share of Common Stock shall be issued to make any payment in respect of Stock Appreciation Rights; if any fractional share would be issuable, the combination of cash and Common Stock payable to the Participant shall be adjusted as directed by the Committee to avoid the issuance of any fractional share.

(d) Rights As a Stockholder. Except as otherwise provided by the Committee, a Participant or a transferee of a Stock Appreciation Right pursuant to Section 11.05 shall have no rights as a stockholder with respect to Common Stock covered by a Stock Appreciation Right until the Participant or transferee shall have become the holder of record of any such shares of Common Stock, and no adjustment shall be made for dividends in cash or other property or distributions or other rights with respect to any such Common Stock for which the record date is prior to the date on which the Participant or a transferee of the Stock Appreciation Right shall have become the holder of record of any such shares of Common Stock covered by the Stock Appreciation Right; provided, however, that Participants are entitled to share adjustments to reflect capital changes under Section 11.08. For the avoidance of doubt, Stock Appreciation Rights granted under the plan may not accrue dividends or dividend equivalents.

6.03 Terms of Stock Options and Stock Appreciation Rights.

(a) Conditions on Exercise. An Award Agreement with respect to Options or Stock Appreciation Rights may contain such waiting periods, exercise dates and restrictions on exercise (including, but not limited to, periodic installments) as may be determined by the Committee at the time of grant.

(b) Duration of Options and Stock Appreciation Rights. Options and Stock Appreciation Rights shall terminate upon the first to occur of the following events:

(i) Expiration of the Option or Stock Appreciation Right as provided in the Award Agreement;

(ii) Termination of the Award in the event of a Participant’s Disability, retirement, death or other Termination of Service as provided in the Award Agreement;

(iii) Ten years from the Date of Grant (five years in certain cases, as described in Section 6.01(d)); or

(iv) Solely in the case of a Stock Appreciation Right granted in tandem with an Option, upon the expiration of the related Option.

(c) Acceleration or Extension of Exercise Time. Subject to Section 11.03 below, the Committee, in its sole discretion, shall have the right (but shall not be obligated), exercisable on or at any time after the Date of Grant, to permit the exercise of an Option or Stock Appreciation Right (i) prior to the time such Option or Stock Appreciation Right would become exercisable under the terms of the Award Agreement, (ii) after the termination of the Option or Stock Appreciation Right under the terms of the Award Agreement, or (iii) after the expiration of the Option or Stock Appreciation Right.

6.04 Exercise Procedures. Each Option and Stock Appreciation Right granted under the Plan shall be exercised under such procedures and by such methods as the Committee may establish or approve from time to time. The Purchase Price of shares purchased upon exercise of an Option granted under the Plan shall be paid in full in cash by the Participant pursuant to the Award Agreement; provided, however, that the Committee may (but shall not be required to) permit payment to be made (a) by delivery to the Company of shares of Common Stock held by the Participant, (b) by a “net exercise” method under which the Company reduces the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate Exercise Price or Purchase Price, or (c) such other consideration as the Committee deems appropriate and in compliance with applicable law (including payment under an arrangement constituting a brokerage transaction as permitted under the provisions of Regulation T applicable to cashless exercises promulgated by the Federal Reserve Board, unless prohibited by Section 402 of the Sarbanes Oxley Act of 2002). In the event that any Common Stock shall be transferred to the Company to satisfy all or any part of the Purchase Price, the part of the Purchase Price deemed to have been satisfied by such transfer of Common Stock shall be equal to the product derived by multiplying the Fair Market Value as of the date of exercise times the number of shares of Common Stock transferred to the Company. The Participant may not transfer to the Company in satisfaction of the Purchase Price any fractional share of Common Stock. Any part of the Purchase Price paid in cash upon the exercise of any Option shall be added to the general funds of the Company and may be used for any proper corporate purpose. Unless the Committee shall otherwise determine, any Common Stock transferred to the Company as payment of all or part of the Purchase Price upon the exercise of any Option shall be held as treasury shares.

6.05 Change in Control. With respect to each Award of Options or Stock Appreciation Rights, the Committee shall determine whether and to what extent such Options or Stock Appreciation Rights shall become immediately and fully exercisable in the event of a Change in Control or upon the occurrence of one or more specified conditions following a Change in Control. Such provisions relating to the effect of a Change in Control on an outstanding Award of Options or Stock Appreciation Rights shall be set forth in the applicable Award Agreement.

6.06 Early Exercise. An Option may, but need not, include a provision by which the Participant may elect to exercise the Option in whole or in part prior to the date the Option is fully vested. The provision may be included in the Award Agreement at the time of grant of the Option or may be added to the Award Agreement by amendment at a later time. In the event of an early exercise of an Option, any shares of Common Stock received shall be subject to a special repurchase right in favor of the Company with terms established by the Board. If the Company exercises its repurchase rights, the Company may elect to pay the repurchase price in the form of (a) cash or cash equivalents, (b) installment payments over a specified period, (c) cancellation of indebtedness, or (d) any other form of consideration approved by the Company. The Board shall determine the time and/or the event that causes the repurchase right to terminate and fully vest the Common Stock in the Participant.

ARTICLE VII

RESTRICTED SHARES AND RESTRICTED STOCK UNITS

7.01 Restricted Stock and Restricted Stock Units. The Committee may grant to any Participant an Award of Restricted Shares consisting of a specified number of shares of Common Stock issued to the Participant subject to such terms, conditions and forfeiture and transfer restrictions, whether based on performance standards, periods of service, retention by the Participant of ownership of specified shares of Common Stock or other criteria, as the Committee shall establish. The Committee may also grant Restricted Stock Units representing the right to receive shares of Common Stock or the value thereof in the future subject to such terms, conditions and restrictions, whether based on performance standards, periods of service, retention by the Participant of ownership of specified shares of Common Stock or other criteria, as the Committee shall establish. The terms of any Restricted Share and Restricted Stock Unit Awards granted under this Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with this Plan.

7.02 Restricted Shares.

(a) Issuance of Restricted Shares. As soon as practicable after the Date of Grant of a Restricted Share Award by the Committee, the Company shall cause to be transferred on the books of the Company, or its agent, Common Stock, registered on behalf of the Participant, evidencing the Restricted Shares covered by the Award, but subject to forfeiture to the Company as of the Date of Grant if an Award Agreement with respect to the Restricted Shares covered by the Award is not duly executed by the Participant and timely returned to the Company. All Common Stock covered by Awards under this Article VII shall be subject to the restrictions, terms and conditions contained in the Plan and the Award Agreement entered into by the Participant. Until the lapse or release of all restrictions applicable to an Award of Restricted Shares, the share certificates representing such Restricted Shares may be held in custody by the Company, its designee, or, if the certificates bear a restrictive legend, by the Participant. Upon the lapse or release of all restrictions with respect to an Award as described in Section 7.02(d), one or more share certificates, registered in the name of the Participant, for an appropriate number of shares as provided in Section 7.02(d), free of any restrictions set forth in the Plan and the Award Agreement shall be delivered to the Participant.

(b) Stockholder Rights. Beginning on the Date of Grant of the Restricted Share Award and subject to execution of the Award Agreement as provided in Section 7.02(a), the Participant shall become a stockholder of the Company with respect to all shares subject to the Award Agreement and shall have all of the rights of a stockholder, including, but not limited to, the right to vote such shares and the right to receive dividends; provided, however, that any dividends, whether distributed as cash or other property, shall be subject to the same restrictions as such Restricted Shares and held or restricted as provided in Section 7.02(a).

(c) Restriction on Transferability. None of the Restricted Shares may be pledged or sold prior to lapse of the restrictions applicable thereto.

(d) Delivery of Shares Upon Vesting. Upon expiration or earlier termination of the forfeiture period without a forfeiture and the satisfaction of or release from any other conditions prescribed by the Committee, or at such earlier time as provided under the provisions of Section 7.04, the restrictions applicable to the Restricted Shares shall lapse. As promptly as administratively feasible thereafter, subject to the requirements of Section 11.06, the Company shall deliver to the Participant or, in case of the Participant’s death, to the Participant’s Beneficiary, one or more share certificates for the appropriate number of shares of Common Stock, free of all such restrictions, except for any restrictions that may be imposed by law.

(e) Forfeiture of Restricted Shares. Subject to Sections 7.02(f) and 7.04, all Restricted Shares shall be forfeited and returned to the Company and all rights of the Participant with respect to such Restricted Shares shall terminate unless the Participant continues in the service of the Company or an Affiliate as an employee until the expiration of the forfeiture period for such Restricted Shares and satisfies any and all other conditions set forth in the Award Agreement. The Committee shall determine the forfeiture period (which may, but need not, lapse in installments) and any other terms and conditions applicable with respect to any Restricted Share Award.

(f) Waiver of Forfeiture Period. Notwithstanding anything contained in this Article VII to the contrary but subject to Section 11.03 below, the Committee may, in its sole discretion, waive the forfeiture period and any other conditions set forth in any Award Agreement under appropriate circumstances (including the death, Disability or Retirement of the Participant or a material change in circumstances arising after the date of an Award) and subject to such terms and conditions (including forfeiture of a proportionate number of the Restricted Shares) as the Committee shall deem appropriate.

7.03 Restricted Stock Units.

(a) Settlement of Restricted Stock Units. Payments shall be made to Participants with respect to their Restricted Stock Units as soon as practicable after the Committee has determined that the terms and conditions applicable to such Award have been satisfied or at a later date if distribution has been deferred. Payments to Participants with respect to Restricted Stock Units shall be made in the form of Common Stock, or cash or a combination of both, as the Committee may determine. The amount of any cash to be paid in lieu of Common Stock shall be determined on the basis of the Fair Market Value of the Common Stock on the date any such payment is processed. As to shares of Common Stock which constitute all or any part of such payment, the Committee may impose such restrictions concerning their transferability and/or their forfeiture as may be provided in the applicable Award Agreement or as the Committee may otherwise determine, provided such determination is made on or before the date certificates for such shares are first delivered to the applicable Participant.

(b) Stockholder Rights. Until the lapse or release of all restrictions applicable to an Award of Restricted Stock Units, no shares of Common Stock shall be issued in respect of such Awards and no Participant shall have any rights as a stockholder of the Company with respect to the shares of Common Stock covered by such Award of Restricted Stock Units. If specified by the Committee in the Award Agreement, the recipient of Restricted Stock Unit shall be entitled to accrue dividend equivalents with respect to the Common Stock or other securities covered by the Award of Restricted Stock Units; provided, however, that any dividend equivalents shall be subject to the same vesting or other restrictions as the Restricted Stock Unit to which such dividend equivalents relate.

(c) Waiver of Forfeiture Period. Notwithstanding anything contained in this Section 7.03 to the contrary but subject to Section 11.03 below, the Committee may, in its sole discretion, waive the forfeiture period and any other conditions set forth in any Award Agreement under appropriate circumstances (including the death, Disability or Retirement of the Participant or a material change in circumstances arising after the date of an Award) and subject to such terms and conditions (including forfeiture of a proportionate number of shares issuable upon settlement of the Restricted Stock Units constituting an Award) as the Committee shall deem appropriate.

(d) Deferral of Payment. If approved by the Committee and set forth in the applicable Award Agreement, a Participant may elect to defer the amount payable with respect to the Participant’s Restricted Stock Units in accordance with such terms as may be established by the Committee, subject to the requirements of Section 409A.

7.04 Change in Control. With respect to each Award of Restricted Shares and Restricted Stock Unit Awards, the Committee shall determine whether and to what extent such Restricted Shares and Restricted Stock Unit Awards shall become immediately and fully vested in the event of a Change in Control or upon the occurrence of one or more specified conditions following a Change in Control. Such provisions relating to the effect of a Change in Control on an outstanding Award of Restricted Shares and Restricted Stock Unit Awards shall be set forth in the applicable Award Agreement.

ARTICLE VIII

PERFORMANCE AWARDS

8.01 Performance Awards.

(a) Award Periods and Calculations of Potential Incentive Amounts. The Committee may grant Performance Awards to Participants. A Performance Award shall consist of the right to receive a payment (measured by the Fair Market Value of a specified number of shares of Common Stock, increases in such Fair Market Value during the Award Period and/or a fixed cash amount) contingent upon the extent to which certain predetermined performance targets have been met during an Award Period. The Committee, in its discretion and under such terms as it deems appropriate, may permit newly eligible Participants, such as those who are promoted or newly hired, to receive Performance Awards after an Award Period has commenced.

(b) Performance Targets. Subject to Section 11.19, the performance targets applicable to a Performance Award may include such goals related to the performance of the Company or, where relevant, any one or more of its subsidiaries or divisions and/or the performance of a Participant as may be established by the Committee in its discretion. The performance targets established by the Committee may vary for different Award Periods and need not be the same for each Participant receiving a Performance Award in an Award Period.

(c) Earning Performance Awards. The Committee, at or as soon as practicable after the Date of Grant, shall prescribe a formula to determine the percentage of the Performance Award to be earned based upon the degree of attainment of the applicable performance targets.

(d) Payment of Earned Performance Awards. Subject to the requirements of Section 11.06, payments of earned Performance Awards shall be made in cash or Common Stock, or a combination of cash and Common Stock, in the discretion of the Committee. The Committee, in its sole discretion, may define, and set forth in the applicable Award Agreement, such terms and conditions with respect to the payment of earned Performance Awards as it may deem desirable.

8.02 Termination of Service. In the event of a Participant’s Termination of Service during an Award Period, the Participant’s Performance Awards shall be forfeited except as may otherwise be provided in the applicable Award Agreement.

8.03 Change in Control. With respect to each Performance Award, the Committee shall determine whether and to what extent such Performance Awards shall become immediately and fully vested and payable in the event of a Change in Control or upon the occurrence of one or more specified conditions following a Change in Control. Such provisions relating to the effect of a Change in Control on an outstanding Performance Award shall be set forth in the applicable Award Agreement.

ARTICLE IX

OTHER STOCK BASED AWARDS

9.01 Grant of Other Stock Based Awards. Other stock based Awards, consisting of stock purchase rights (with or without loans to Participants by the Company containing such terms as the Committee shall determine), Awards of Common Stock, or Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, may be granted either alone or in addition to or in conjunction with other Awards under the Plan. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the persons to whom and the time or times at which such Awards shall be made, the number of shares of Common Stock to be granted pursuant to such Awards, and all other conditions of the Awards. Any such Award shall be confirmed by an Award Agreement executed by the Committee and the Participant, which Award Agreement shall contain such provisions as the Committee determines to be necessary or appropriate to carry out the intent of this Plan with respect to such Award.

9.02 Terms of Other Stock Based Awards. In addition to the terms and conditions specified in the Award Agreement, Awards made pursuant to this Article IX shall be subject to the following:

(a) Any Common Stock subject to Awards made under this Article IX may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses;

(b) If specified by the Committee in the Award Agreement, the recipient of an Award under this Article IX shall be entitled to accrue interest or dividend equivalents with respect to the Common Stock or other securities covered by the Award; provided, however, that any interest or dividend equivalents shall be subject to the same vesting or other restrictions as the Award under this Article IX to which such dividend equivalent relates; and

(c) The Award Agreement with respect to any Award shall contain provisions dealing with the disposition of such Award in the event of a Termination of Service prior to the exercise, payment or other settlement of such Award, whether such termination occurs because of Retirement, Disability, death or other reason, with such provisions to take account of the specific nature and purpose of the Award.

ARTICLE X

CASH INCENTIVE AWARDS

10.01 Eligibility. Employees of the Company will be eligible to receive cash incentive Awards under this Article X.

10.02 Awards.

(a) Performance Targets. The Committee shall establish performance targets based on specified levels of one or more of the Performance Goals.

(b) Amounts of Awards. In conjunction with the establishment of performance targets for a fiscal year or such other performance period established by the Committee, the Committee shall adopt a formula (on the basis of percentages of Participants’ salaries, shares in a bonus pool or otherwise) for computing the respective amounts payable under the Plan to Participants if and to the extent that the performance targets are attained.

(c) Payment of Awards. Awards will be payable to Participants in cash following expiration of the applicable performance period upon determination of the attainment of the specified performance targets for the applicable performance period.

(d) Discretion. Notwithstanding the attainment by the Company of the specified performance targets, the Committee shall have the discretion, which need not be exercised uniformly among the Participants, to increase, reduce or eliminate the Award that would be otherwise paid.

(e) Deferral. The Committee may require that a portion of any cash payment payable under this Article X shall be mandatorily deferred for a deferral period specified by the Committee in connection with the establishment or grant of the Award. In addition, the Committee may permit the applicable Participant to elect to defer a portion of any Award payable hereunder to one or more dates specified by the Participant at the time the deferral election is made. Any voluntary deferral election by a Participant shall be in writing and shall be made and become irrevocable by no later than the end of the calendar year prior to the calendar year in which begins the performance period for the Award to which the deferral election applies.

(f) Guidelines. The Committee may adopt from time to time written policies for its implementation of this Article X.

(g) Non Exclusive Arrangement. The adoption and operation of this Article X shall not preclude the Board or the Committee from approving other incentive compensation arrangements for the benefit of individuals who are Participants hereunder as the Board or Committee, as the case may be, deems appropriate and in the best interests of the Company.

ARTICLE XI

TERMS APPLICABLE GENERALLY TO AWARDS

GRANTED UNDER THE PLAN

11.01 Plan Provisions Control Award Terms. Except as provided in Section 11.17, the terms of the Plan shall govern all Awards granted under the Plan, and in no event shall the Committee have the power to grant any Award under the Plan which is contrary to any of the provisions of the Plan. In the event any provision of any Award granted under the Plan shall conflict with any term in the Plan as constituted on the Date of Grant of such Award, the term in the Plan as constituted on the Date of Grant of such Award shall control. Except as provided in Section 11.04 and Section 11.08, the terms of any Award granted under the Plan may not be changed after the Date of Grant of such Award so as to materially decrease the value of the Award without the express written approval of the holder of the Award.

11.02 Award Agreement. Except as otherwise determined by the Committee, no person shall have any rights with respect to any Award granted under the Plan unless and until the Company and the Participant to whom such

Award shall have been granted shall have executed and delivered an Award Agreement or received any other Award acknowledgment authorized by the Committee expressly granting the Award to such person and containing provisions setting forth the terms of the Award.

11.03 Minimum Vesting. All Awards shall be subject to a minimum vesting period of one year from the Date of Grant; provided, however, that (a) the Committee may permit the acceleration of vesting of an Award in the event of a Participant’s death, Disability, Retirement or the occurrence of a Change in Control, (b) Awards made to non-employee directors may vest on the earlier of the one-year anniversary of the Date of Grant or the next regular annual meeting of the Company’s stockholders that is at least 50 weeks after the immediately preceding year’s annual meeting, and (c) the Committee may grant Awards covering five percent or fewer of the total number of shares of Common Stock authorized for issuance under the Plan without regard to the above-described minimum vesting requirements.

11.04 Modification of Award After Grant; No Repricing; No Reload Options. No Award granted under the Plan to a Participant may be modified (unless such modification does not materially decrease the value of the Award or is necessary or advisable in the judgment of the Committee to comply with the requirements of Section 409A) after the Date of Grant except by express written agreement between the Company and the Participant, provided that any such change (a) shall not be inconsistent with the terms of the Plan, and (b) shall be approved by the Committee. Except as provided in Section 11.08 or as approved by the Company’s stockholders, an outstanding Option or Stock Appreciation Right may not be (i) amended after the Date of Grant to reduce its Purchase Price or Exercise Price or (ii) terminated and replaced with a substitute Award, cash payment or other property if the effect of such termination and substitution is to reduce the Purchase Price or Exercise Price. The Committee may not take any other action that would be considered a “repricing” of an Option or Stock Appreciation Right under generally accepted accounting principles without the prior approval of the Company’s stockholders. Options shall not be granted under the Plan in consideration for, and shall not be conditioned upon the delivery of, shares of Common Stock to the Company in payment of the exercise price and/or tax withholding obligation under any other employee stock option.

11.05 Limitation on Transfer. Awards may not be sold, transferred for value, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime. Notwithstanding the foregoing, (a) outstanding Options and Stock Appreciation Rights may be exercised following the Participant’s death by the Participant’s beneficiaries or as permitted by the Committee and (b) as permitted by the Committee, a Participant may transfer or assign an Award as a gift to any “family member” (as such term is defined for purposes of the Registration Statement on Form S-8) (an “Assignee Entity”), provided that such Assignee Entity shall be entitled to exercise assigned Options and Stock Appreciation Rights only during the lifetime of the assigning Participant (or following the assigning Participant’s death, by the Participant’s beneficiaries or as otherwise permitted by the Committee) and provided further that such Assignee Entity shall not further sell, pledge, transfer, assign or otherwise alienate or hypothecate such Award.

11.06 Taxes. The Company shall be entitled, if the Committee deems it necessary or desirable, to withhold (or secure payment from the Participant in lieu of withholding) the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any amount payable and/or shares of Common Stock issuable with respect to such Participant’s Award, or with respect to any income recognized upon a disqualifying disposition of shares received pursuant to the exercise of an Incentive Stock Option, and the Company may defer payment or issuance of the cash or shares upon exercise or vesting of an Award unless indemnified to its satisfaction against any liability for any such tax. The amount of such withholding or tax payment shall be determined by the Committee and shall be payable by the Participant at such time as the Committee determines in accordance with the following rules:

(a) The Participant shall have the right to elect to meet his or her withholding requirement (i) by having withheld from such Award at the appropriate time that number of shares of Common Stock, rounded down to the nearest whole share, whose Fair Market Value is equal to the amount of withholding taxes due, (ii) by direct payment to the Company in cash of the amount of any taxes required to be withheld with respect to such Award or (iii) by a combination of shares and cash.

(b) In the case of Participants who are subject to Section 16 of the Exchange Act, the Committee may impose such limitations and restrictions as it deems necessary or appropriate with respect to the delivery or withholding of shares of Common Stock to meet tax withholding obligations.

11.07 Surrender of Awards. Subject to compliance with Section 409A, any Award granted under the Plan may be surrendered to the Company for cancellation on such terms as the Committee and the holder of such Award approve. Subject to compliance with Section 409A and Section 11.04, with the consent of the Participant, the Committee may substitute a new Award under this Plan in connection with the surrender by the Participant of an equity-based Award previously granted under this Plan or any other plan sponsored by the Company.

11.08 Adjustments to Reflect Capital Changes.

(a) Recapitalization. In the event of any corporate event or transaction (including, but not limited to, a change in the Common Stock or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin off, or other distribution of stock or property of the Company, a combination or exchange of Common Stock, dividend in kind, or other like change in capital structure, number of outstanding shares of Common Stock, distribution (other than normal cash dividends) to stockholders of the Company, or any similar corporate event or transaction, the Committee, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall make equitable and appropriate adjustments and substitutions, as applicable, to or of the number and kind of shares subject to outstanding Awards, the Purchase Price or Exercise Price for such shares, the number and kind of shares available for future issuance under the Plan, and other determinations applicable to outstanding Awards. The Committee shall have the power and sole discretion to determine the amount of the adjustment to be made in each case.

(b) Merger. In the event that the Company is a party to a Merger, outstanding Awards shall be subject to the agreement of Merger. Such agreement may provide, without limitation, for the continuation of outstanding Awards by the Company (if the Company is a surviving corporation), for their assumption by the surviving corporation or its parent or subsidiary, for the substitution by the surviving corporation or its parent or subsidiary of its own awards for such Awards, for accelerated vesting and accelerated expiration, for settlement in cash or cash equivalents, or for Awards with an Exercise Price or Purchase Price that equals or exceeds the consideration per share of Common Stock in the Merger, for the cancellation of such Award for no consideration.

(c) Options to Purchase Shares or Stock of Acquired Companies. After any Merger in which the Company or an Affiliate shall be a surviving corporation, the Committee may grant substituted Options under the provisions of the Plan, pursuant to Section 424 of the Code, replacing old options granted under a plan of another party to the Merger whose shares or stock subject to the old options may no longer be issued following the Merger. The foregoing adjustments and manner of application of the foregoing provisions shall be determined by the Committee in its sole discretion. Any such adjustments may provide for the elimination of any fractional shares which might otherwise become subject to any Options.

11.09 No Right to Award or Continued Service. No person shall have any claim of right to be granted an Award under this Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the service of the Company or any of its Subsidiaries.

11.10 Awards Not Includable for Benefit Purposes. Payments received by a Participant pursuant to the provisions of the Plan shall not be included in the determination of benefits under any pension, group insurance or other benefit plan applicable to the Participant which is maintained by the Company or any of its Subsidiaries, except as may be provided under the terms of such plans or determined by the Board.

11.11 Governing Law. All determinations made and actions taken pursuant to the Plan shall be governed by the laws of Delaware and construed in accordance therewith.

11.12 No Strict Construction. No rule of strict construction shall be implied against the Company, the Committee, or any other person in the interpretation of any of the terms of the Plan, any Award granted under the Plan or any rule or procedure established by the Committee.

11.13 Compliance with Rule 16b-3. It is intended that, unless the Committee determines otherwise, Awards under the Plan be eligible for exemption under Rule 16b-3. The Board is authorized to amend the Plan and to make any such modifications to Award Agreements to comply with Rule 16b-3, as it may be amended from time to time, and to make any other such amendments or modifications as it deems necessary or appropriate to better accomplish the purposes of the Plan in light of any amendments made to Rule 16b-3.

11.14 Captions. The captions (i.e., all Section headings) used in the Plan are for convenience only, do not constitute a part of the Plan, and shall not be deemed to limit, characterize or affect in any way any provisions of the Plan, and all provisions of the Plan shall be construed as if no captions have been used in the Plan.

11.15 Severability. Whenever possible, each provision in the Plan and every Award at any time granted under the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan or any Award at any time granted under the Plan shall be held to be prohibited by or invalid under applicable law, then (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by applicable law and (b) all other provisions of the Plan and every other Award at any time granted under the Plan shall remain in full force and effect.

11.16 Amendment and Termination.

(a) Amendment. The Board shall have complete power and authority to amend the Plan at any time; provided, however, that the Board shall not, without the requisite affirmative approval of stockholders of the Company, make any amendment which requires stockholder approval under the Code or under any other applicable law or rule of any stock exchange which lists Common Stock or Company Voting Securities. No termination or amendment of the Plan may, without the consent of the Participant to whom any Award shall theretofore have been granted under the Plan, materially adversely affect the right of such individual under such Award.

(b) Termination. The Board shall have the right and the power to terminate the Plan at any time. No Award shall be granted under the Plan after the termination of the Plan, but the termination of the Plan shall not have any other effect and any Award outstanding at the time of the termination of the Plan may be exercised after termination of the Plan at any time prior to the expiration date of such Award to the same extent such Award would have been exercisable had the Plan not terminated.

11.17 Foreign Qualified Awards. Awards under the Plan may be granted to such employees of the Company and its Subsidiaries who are residing in foreign jurisdictions as the Committee in its sole discretion may determine from time to time. The Committee may adopt such supplements to the Plan as may be necessary or appropriate to comply with the applicable laws of such foreign jurisdictions and to afford Participants favorable treatment under such laws; provided, however, that no Award shall be granted under any such supplement with terms or conditions inconsistent with the provision set forth in the Plan.

11.18 Dividend Equivalents. For any Award granted under the Plan, the Committee shall have the discretion, upon the Date of Grant or thereafter, to establish a Dividend Equivalent Account with respect to the Award, and the applicable Award Agreement or an amendment thereto shall confirm such establishment. If a Dividend Equivalent Account is established, the following terms shall apply:

(a) Terms and Conditions. Dividend Equivalent Accounts shall be subject to such terms and conditions as the Committee shall determine and as shall be set forth in the applicable Award Agreement. Such terms and conditions may include, without limitation, for the Participant’s Dividend Equivalent Account to be credited as of the record date of each cash dividend on the Common Stock with an amount equal to the cash dividends which would be paid with respect to the number of shares of Common Stock then covered by the related Award if such shares of Common Stock had been owned of record by the Participant on such record date. Notwithstanding any other provision of the Plan to the contrary, Dividend Equivalent Accounts shall not be settled until such time as the underlying Award with respect to which the Dividend Equivalent Account relates vests and is settled.

(b) Unfunded Obligation. Dividend Equivalent Accounts shall be established and maintained only on the books and records of the Company and no assets or funds of the Company shall be set aside, placed in trust, removed from the claims of the Company’s general creditors, or otherwise made available until such amounts are actually payable as provided hereunder.

(c) No Dividends or Dividend Equivalents on Any Unvested Awards. For the avoidance of doubt, while the Committee may provide that dividends and dividend equivalents accrue on unvested Awards other than Options and Stock Appreciation Rights, no dividends or dividend equivalents shall be paid or distributed on any Award unless and until the corresponding portion of such Award has vested and is settled.

11.19 Adjustment of Performance Goals and Targets. Notwithstanding any provision of the Plan to the contrary, the Committee shall have the authority to adjust any Performance Goal, performance target or other performance based criteria established with respect to any Award under the Plan if circumstances occur (including, but not limited to, acquisitions or dispositions, unusual or nonrecurring events, changes in tax laws or accounting principles or practices or changed business or economic conditions) that cause any such Performance Goal, performance target or performance based criteria to be inappropriate in the judgment of the Committee.

11.20 Legality of Issuance. Notwithstanding any provision of this Plan or any applicable Award Agreement to the contrary, the Committee shall have the sole discretion to impose such conditions, restrictions and limitations (including suspending exercises of Options or Stock Appreciation Rights and the tolling of any applicable exercise period during such suspension) on the issuance of Common Stock with respect to any Award unless and until the Committee determines that such issuance complies with (a) any applicable registration requirements under the Securities Act or the Committee has determined that an exemption therefrom is available, (b) any applicable listing requirement of any stock exchange on which the Common Stock is listed, (c) any applicable Company policy or administrative rules, and (d) any other applicable provision of state, federal or foreign law, including foreign securities laws where applicable. Shares issued under the Plan may be documented in book entry form.

11.21 Restrictions on Transfer. Regardless of whether the offering and sale of Common Stock under the Plan have been registered under the Securities Act or have been registered or qualified under the securities laws of any state, the Company may impose restrictions upon the sale, pledge, or other transfer of such Common Stock (including the placement of appropriate legends on stock certificates) if, in the judgment of the Company and its counsel, such restrictions are necessary or desirable to achieve compliance with the provisions of the Securities Act, the securities laws of any state, the United States or any other applicable foreign law.

11.22 Further Assurances. As a condition to receipt of any Award under the Plan, a Participant shall agree, upon demand of the Company, to do all acts and execute and deliver all additional documents, instruments and agreements which may be reasonably required by the Company, to implement the provisions and purposes of the Plan.

11.23 Clawback. Notwithstanding any other provision of this Plan or any applicable Award Agreement to the contrary, if the Board determines: (i) that the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement under the law, whether such noncompliance is the result of misconduct or other circumstances, a Participant shall be required to reimburse the Company for any amounts earned or payable with respect to an Award to the extent required by and otherwise in accordance with applicable law and any Company policies adopted or implemented by the Board or Committee from time to time or (ii) that the prior determination of the level of achievement of any Performance Goal is materially incorrect and that materially incorrect determination has caused the payment of cash or delivery of shares in an amount greater than the amount that should have been paid or delivered had the determination been correct, the Participant shall be required to return to the Company, within 30 days of written demand, the amount by which the amount that was paid or delivered exceeds the amount that should have been paid or delivered if the prior determination had been correct. In addition, Awards granted under this Plan will be subject to recoupment in accordance with any clawback policy that the Company adopts or is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by Rule 10D-1 under the Exchange Act or other applicable law. No recovery of compensation under this Section 11.23 or any such clawback policy will be an event giving rise to a right to resign for “good reason” or be deemed a “constructive termination” (or any similar term) as such terms are used in any agreement between any Participant and the Company.

P.O. BOX 8016, CARY, NC 27512-9903 Your vote matters! Have your ballot ready and please use one of the methods below for easy voting: Your control number Have the 12 digit control number located in the box above available when you access the website and follow the instructions. Scan QR for digital voting Universal Insurance Holdings, Inc. Annual Meeting of Shareholders For Shareholders of record as of April 15, 2024 Thursday, June 13, 2024 9:00 AM, Eastern Time Boca Raton Resort & Club 501 E. Camino Real, Boca Raton, FL 33432 Internet: www.proxypush.com/UVE Cast your vote online Have your Proxy Card ready Follow the simple instructions to record your vote Mail: Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: 9:00 AM, Eastern Time, June 13, 2024. This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Frank C. Wilcox and Gary L. Ropiecki (the “Named Proxies”), and each of them with full power of substitution, as the lawful proxies of the undersigned, and hereby authorizes them to represent and to vote all shares of capital stock of Universal Insurance Holdings, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held at 9:00 AM, Eastern Time, on Thursday, June 13, 2024 at Boca Raton Resort & Club, 501 E. Camino Real, Boca Raton, FL 33432 and at any adjournment or postponement thereof, including, without limitation, to vote for the election for such substitute nominee(s) for Director as such Named Proxies may select in the event that any nominee(s) named become(s) unable to serve. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN OR, IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES IN PROPOSAL 1 and FOR PROPOSALS 2, 3 AND 4. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE Copyright © 2024 BetaNXT, Inc. or its affiliates. All Rights Reserved

Universal Insurance Holdings, Inc. Annual Meeting of Shareholders Please make your marks like this: THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ALL THE NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4 PROPOSAL YOUR VOTE BOARD OF DIRECTORS RECOMMENDS 1. Election of twelve directors. FORAGAINST ABSTAIN 1.01 Carol G. Barton FOR 1.02 Shannon A. Brown FOR 1.03 Scott P. Callahan FOR 1.04 Kimberly D. Campos FOR 1.05 Stephen J. Donaghy FOR 1.06 Sean P. Downes FOR 1.07 Marlene M. Gordon FOR 1.08 Francis X. McCahill, Ill FOR 1.09 Richard D. Peterson FOR 1.10 Michael A. Pietrangelo FOR 1.11 Ozzie A. Schindler FOR 1.12 Jon W. Springer FOR FOR AGAINST ABSTAIN 2. Approval of the Amended and Restated Universal Insurance Holdings, Inc. 2021 Omnibus Incentive Plan. FOR 3. Advisory vote to approve the compensation of the Company’s named executive officers. FOR 4. Ratification of the appointment of Plante & Moran, PLLC as the independent registered public FOR accounting firm of the Company for the fiscal year ending December 31, 2024. Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date